EXHIBIT 2








                           ASSET PURCHASE AGREEMENT

                                     AMONG

                         MAINE PUBLIC SERVICE COMPANY,

                           MAINE AND NEW BRUNSWICK
                      ELECTRICAL POWER COMPANY, LIMITED

                                      AND

                           WPS POWER DEVELOPMENT, INC.





                           Dated As Of: July 7, 1998


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                              TABLE OF CONTENTS

                                                             Page

ARTICLE I  DEFINITIONS . . . . . . . . . . . . . . . . . . . . .1
     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . .1

ARTICLE II  PURCHASE AND SALE. . . . . . . . . . . . . . . . . 12
     2.1  The Purchase and Sale. . . . . . . . . . . . . . . . 12
     2.2  Excluded Assets. . . . . . . . . . . . . . . . . . . 12
     2.3  Assumed Obligations. . . . . . . . . . . . . . . . . 13
     2.4  Excluded Liabilities . . . . . . . . . . . . . . . . 15

ARTICLE III  PURCHASE PRICE. . . . . . . . . . . . . . . . . . 18
     3.1  Purchase Price . . . . . . . . . . . . . . . . . . . 18
     3.2  Purchase Price Adjustment. . . . . . . . . . . . . . 18
     3.3  Allocation of Purchase Price and Assumed
          Obligations. . . . . . . . . . . . . . . . . . . . . 18
     3.4  HST Election . . . . . . . . . . . . . . . . . . . . 19
     3.5  Proration. . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE IV  THE CLOSING. . . . . . . . . . . . . . . . . . . . 20
     4.1  Time and Place of Closing. . . . . . . . . . . . . . 20
     4.2  Payment of Purchase Price. . . . . . . . . . . . . . 20
     4.3  Deliveries by the Sellers. . . . . . . . . . . . . . 20
     4.4  Deliveries by the Buyer.   . . . . . . . . . . . . . 22

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE SELLERS . . . 23
     5.1  Organization; Qualification. . . . . . . . . . . . . 23
     5.2  Authority Relative to this Agreement . . . . . . . . 23
     5.3  Consents and Approvals; No Violation . . . . . . . . 24
     5.4  Reports. . . . . . . . . . . . . . . . . . . . . . . 25
     5.5  Financial Statements . . . . . . . . . . . . . . . . 25
     5.6  Undisclosed Liabilities. . . . . . . . . . . . . . . 25
     5.7  Absence of Certain Changes or Events . . . . . . . . 25
     5.8  Title to and Condition of Properties . . . . . . . . 26

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     5.9  Leases . . . . . . . . . . . . . . . . . . . . . . . 27
     5.10 Insurance. . . . . . . . . . . . . . . . . . . . . . 28
     5.11 Environmental Matters. . . . . . . . . . . . . . . . 28
     5.12 Labor Matters. . . . . . . . . . . . . . . . . . . . 29
     5.13 ERISA; Benefit Plans.. . . . . . . . . . . . . . . . 29
     5.14 Condemnation . . . . . . . . . . . . . . . . . . . . 31
     5.15 Certain Contracts and Arrangements . . . . . . . . . 32
     5.16 Legal Proceedings, etc . . . . . . . . . . . . . . . 32
     5.17 Permits. . . . . . . . . . . . . . . . . . . . . . . 33
     5.18 Regulation as a Utility. . . . . . . . . . . . . . . 33
     5.19 Taxes. . . . . . . . . . . . . . . . . . . . . . . . 33
     5.20 Sufficiency of Purchased Assets. . . . . . . . . . . 34
     5.21 Buyer's Knowledge. . . . . . . . . . . . . . . . . . 34

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF THE BUYER. . . . 34
     6.1  Organization . . . . . . . . . . . . . . . . . . . . 34
     6.2  Authority Relative to this Agreement . . . . . . . . 34
     6.3  Consents and Approvals; No Violation . . . . . . . . 35
     6.4  Regulation as a Utility. . . . . . . . . . . . . . . 36
     6.5  Disclosure . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE VII  COVENANTS OF THE PARTIES. . . . . . . . . . . . . 36
     7.1  Conduct of Business Relating to the Purchased
          Assets . . . . . . . . . . . . . . . . . . . . . . . 36
     7.2  Access to Information. . . . . . . . . . . . . . . . 38
     7.3  Expenses . . . . . . . . . . . . . . . . . . . . . . 40
     7.4  Further Assurances . . . . . . . . . . . . . . . . . 40
     7.5  Public Statements. . . . . . . . . . . . . . . . . . 41
     7.6  Consents and Approvals; Financing. . . . . . . . . . 41
     7.7  Fees and Commissions . . . . . . . . . . . . . . . . 42
     7.8  Tax Matters. . . . . . . . . . . . . . . . . . . . . 42
     7.9  Supplements to Schedules . . . . . . . . . . . . . . 43
     7.10 Employees. . . . . . . . . . . . . . . . . . . . . . 43
     7.11 Risk of Loss . . . . . . . . . . . . . . . . . . . . 47
     7.12 Real Estate Title; Title Insurance; Surveys. . . . . 48
     7.13 Wyman Agreements . . . . . . . . . . . . . . . . . . 49

ARTICLE VIII  CONDITIONS PRECEDENT . . . . . . . . . . . . . . 50
     8.1  Conditions to Each Party's Obligations . . . . . . . 50
     8.2  Conditions to Obligations of the Buyer . . . . . . . 50
     8.3  Conditions to Obligations of the Sellers . . . . . . 52

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ARTICLE IX  INDEMNIFICATION. . . . . . . . . . . . . . . . . . 53
     9.1  Indemnification. . . . . . . . . . . . . . . . . . . 53
     9.2  Defense of Claims. . . . . . . . . . . . . . . . . . 55

ARTICLE X  TERMINATION AND ABANDONMENT . . . . . . . . . . . . 57
     10.1 Termination. . . . . . . . . . . . . . . . . . . . . 57
     10.2 Procedure and Effect of Termination. . . . . . . . . 57

ARTICLE XI  MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . 58
     11.1 Amendment and Modification . . . . . . . . . . . . . 58
     11.2 Waiver of Compliance; Consents . . . . . . . . . . . 58
     11.3 Notices. . . . . . . . . . . . . . . . . . . . . . . 58
     11.4 Assignment . . . . . . . . . . . . . . . . . . . . . 59
     11.5 Governing Law. . . . . . . . . . . . . . . . . . . . 59
     11.6 Counterparts . . . . . . . . . . . . . . . . . . . . 60
     11.7 Interpretation . . . . . . . . . . . . . . . . . . . 60
     11.8 Schedules and Exhibits . . . . . . . . . . . . . . . 60
     11.9 Entire Agreement . . . . . . . . . . . . . . . . . . 60

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EXHIBITS:

Bill of Sale                                                    A
Buy-Back Agreement                                              B
Continuing Site Agreement                                       C
Instrument of Assumption (MPS Liabilities)                    D-1
Instrument of Assumption (MNB Liabilities)                    D-2
Interconnection Agreements                                      E
Form of Opinion (Sellers' U.S. Counsel)                       G-1
Form of Opinion (Sellers' Canadian Counsel)                   G-2
Form of Opinion (Buyer's U.S. Counsel)                          H

SCHEDULES:

Canadian Personal Property                         1.1(a)(7)(iii)
FERC Licenses                                          1.1(a)(32)
NEB Licenses                                           1.1(a)(51)
Permitted Encumbrances                                 1.1(a)(55)
Transferable Permits                                   1.1(a)(70)
U.S. Personal Property                            1.1(a)(72)(iii)
Excluded Facilities and Equipment                          2.2(d)
Qualifications and Licenses to do Business                    5.1
Consents, Approvals, Violations, Defaults of Sellers          5.3
Undisclosed Liabilities                                       5.6
Material Changes and Events                                   5.7
Title Exceptions                                           5.8(a)
Condition of Assets                                        5.8(b)
Real Estate                                                5.8(c)
Real Property Leases                                          5.9
Insurance Exceptions                                         5.10
Environmental Permits, Agreements and Consent Order          5.11
Employment Claims and Exceptions                             5.12
Benefit Plans                                             5.13(a)
ERISA Fundings Obligations and Exceptions                 5.13(b)
Real Estate Condemnation                                     5.14
Contracts, Agreements, and Personal Property Leases       5.15(a)
Exception to Contractual Obligations                      5.15(b)
Material Defaults                                         5.15(c)
Legal Proceedings                                            5.16
Material Permits (other than Environmental Permits)
Violations of Material Permits, Related Laws, Statutes, Etc. 5.17
Tax Exceptions                                               5.19
Consents, Approvals, Violations and Defaults of Buyer         6.3
Index of Disclosure Materials                                 6.5
Maintenance and Capital Expenditures                          7.1

                                   -iv-

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Buyer's Environmental Testing                                 7.2
Employees                                                 7.10(a)
Labor Agreements                                          7.10(b)

                                   -v-

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

     THIS ASSET PURCHASE AGREEMENT, dated as of July 7, 1998 (this "Agreement"), by and among MAINE PUBLIC SERVICE COMPANY, a Maine corporation ("MPS"), MAINE AND NEW BRUNSWICK ELECTRICAL POWER COMPANY, LIMITED, a
New Brunswick corporation ("MNB", and together with MPS, the "Sellers"), and WPS POWER DEVELOPMENT, INC., a Wisconsin corporation ("PDI" or the "Buyer"),

                           W I T N E S S E T H:

     WHEREAS, the Buyer desires to purchase (or to cause its designee to purchase), and the Sellers desire to sell, the U.S. Assets and the Canadian Assets (each as defined herein and together, the "Purchased Assets"), and the Buyer has agreed to assume (or to cause its designee to assume) the Assumed Obligations (as defined herein), in each case upon the terms and conditions hereinafter set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                 ARTICLE I

                                DEFINITIONS

     1.1  Definitions.

     (a) As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a).

               (1) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

               (2)  "assessment" includes a reassessment.

               (3) "Bill of Sale" means a bill of sale to be delivered by a Seller at the Closing with respect to the Purchased Assets of such Seller which constitute personal property and which are to be transferred at the Closing, substantially in the form of Exhibit A hereto.

               (4) "Business Day" means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in Portland, Maine are authorized by law or other governmental action to close.

               (5) "Buy-Back Agreement" means the Buy-Back Agreement substantially in the form of Exhibit B hereto, dated the date of the Closing, pursuant to which the Buyer or its designee agrees to sell to MPS, and MPS agrees to purchase from the Buyer or its designee, energy and capacity as provided therein.

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               (6)  "Buyer Representatives" means the Buyer's accountants, employees, counsel, environmental consultants, financial advisors and other authorized representatives.

               (7) "Canadian Assets" means, subject to Section 2.2, all of the right, title and interest in, to and under the real and personal property, tangible or intangible, owned by either of the Sellers and constituting the Tinker Generating Station or used principally for generation purposes in connection with such dams and reservoirs and which are located in Aroostook Junction, New Brunswick, or which constitute transmission and distribution assets located in New Brunswick, Canada, including, but not limited to, the following assets owned by either of the Sellers:

                    (i) the Real Estate (including all buildings, structures, fixtures and other improvements thereon, all applicable easements and other access rights, and all other rights and privileges belonging or appertaining thereto) described on Schedule 5.8(c) as associated with the Canadian Assets (the "Canadian Real Property");

                    (ii) inventories of supplies, materials and critical spares located on or in transit to the Canadian Real Property on the Closing Date;

                    (iii) the machinery, equipment, vehicles, furniture and other personal property located on the Canadian Real Property on the Closing Date, including, without limitation, the items of personal property included in Schedule 1.1(a)(7)(iii) as being associated with the Canadian Assets, and all warranties against manufacturers or vendors relating thereto, to the extent assignable to the Buyer or its designee and subject to the receipt of any necessary consents;

                    (iv) the contracts, agreements, and real and personal property leases listed on Schedules 5.9, 5.15(a) and 7.10(b) as being associated with the Canadian Assets;

                    (v) the Transferable Permits listed on
          Schedule 1.1(a)(70) as being associated with the Canadian Assets;
          and

                    (vi) all books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items relating specifically to the aforementioned assets other than books of account.

               (8) "Capital Expenditures" means those capital expenditures which are identified as capital expenditures with respect to the Purchased Assets and in the amounts identified on Schedule 7.1.

               (9) "Capital Improvements" means those modifications or improvements to the Purchased Assets described on Schedule 7.1 as associated with the Capital Expenditures.

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               (10) "Caribou Fossil Assets" means those portions of Caribou
     Station relating to the generation of electricity through fossil fuels.

               (11) "Caribou Hydro Assets" means those portions of the Caribou Station relating to the generation of electricity through hydro power.

               (12) "Caribou Station" means the electric generating facility located in Caribou, within the County of Aroostook, Maine and known as the Caribou Station.

               (13) "CERCLA" means the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended.

               (14) "Closing" means the closing of the sale of the Purchased Assets and the assumption of the Assumed Obligations as described in
     Section 4.1 hereof.

               (15) "Closing Date" means the actual date of the Closing.

               (16) "Closing Documents" means, collectively, this Agreement, the Bills of Sale, the Buy-Back Agreement, the Continuing Site Agreement, the Instruments of Assumption, the Interconnection Agreements, and each of the documents, instruments, certificates, opinions, and agreements which are required to be delivered pursuant hereto and thereto.

               (17) "COBRA" means the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

               (18) "Code" means the Internal Revenue Code of 1986, as amended.

               (19) "Confidentiality Agreement" means the Confidentiality Agreement, dated October 20, 1997, between MPS and PDI.

               (20) "Continuing Site Agreement" means the Continuing Site/Interconnection Agreement in substantially the form of Exhibit C hereto, dated the date of the Closing, between MPS and the Buyer or its designee.

               (21) "DEP" means the Maine Department of Environmental
     Protection.

               (22) "designee of the Buyer", "Buyer's designee", "its designee" (when referring to the Buyer), and any similar phrase, means one or more wholly owned, direct or indirect subsidiaries of the Buyer formed in a jurisdiction of the United States to own all title and interests in and to the U.S. Assets, the Canadian Assets, or both.

               (23) "Easements" means, with respect to the Purchased Assets, the reservations of easements to be included in the deeds of conveyance with respect to such assets, or, in the case of the Flo's Inn Station, the easement to be granted to Buyer or its designee, substantially as set forth in Schedule 5.8(c) hereto.

                                   -3-

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               (24) "Encumbrances" means any mortgages, pledges, liens,
     security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.

               (25) "Environmental Laws" means all federal, state, provincial, foreign and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, into or through ambient air, surface water, groundwater, land surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, including without limitation the Clean Water Act (United States), the Clean Air
     Act (United States), the Resource Conservation and Recovery Act
     (United States), the Toxic Substances Control Act (United States),
     CERCLA (United States), Fisheries Act (Canada), Environmental Assessment Act (Canada), Navigable Waters Protection Act (Canada), Clean Air Environmental Act (New Brunswick, Canada), Clean Water Act
     (New Brunswick, Canada), and Pesticides Control Act (New Brunswick, Canada), in each case as amended, and their state or provincial and local counterparts.

               (26) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               (27) "ERISA Affiliate" means any corporation that is or ever has been a member of a controlled group of corporations with the Sellers, any trade or business (whether or not incorporated) that is or ever has been under common control with the Sellers, any member of a current or former affiliated service group including the Sellers, and any entity that is or ever has been required to be treated as a single employer with the Sellers, under Section 414(b), (c), (m), or (o) of the Code.

               (28) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               (29) "Excise Tax Act (Canada)" means the Excise Tax Act, R.S.C 1985 c.E-15, as amended.

               (30) "Federal Power Act" means the Federal Power Act of 1935.

               (31) "FERC" means the Federal Energy Regulatory Commission.

               (32) "FERC Licenses" means the licenses identified in
     Schedule 1.1(a)(32) hereto.

               (33) "Flo's Inn Station" means the electric generating facilities located in Presque Isle, within the County of Aroostook, Maine and known as the Flo's Inn Generating Station.

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               (34) "generally accepted accounting principles" means generally accepted accounting principles in the United States.

               (35) "Hazardous Substances" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls;
     (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

               (36) "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended.

               (37) "Holding Company Act" means the Public Utility Holding Company Act of 1935, as amended.

               (38) "Houlton Station" means the electric generating facilities located in Houlton, Maine and known as the Houlton Station.

               (39) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               (40) "HST" means the tax levied under Part IX of the Excise Tax Act (Canada).

               (41) "Income Tax" means any federal, state, provincial, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

               (42) "Indentures" means:

                    (i) the Indenture of Mortgage and Deed of Trust, dated as of October 1, 1945, between MPS and First Trust of Illinois (successor to Continental Illinois National Bank and Trust Company of Chicago), as Trustee, as supplemented; and

                  (ii) the Indenture of Second Mortgage and Deed of Trust,
               dated as of October 1, 1985, between MPS and IBJ Schroder Bank & Trust Company (successor to J. Henry Schroder Bank & Trust Company), as Trustee, as supplemented.

               (43) "Instruments of Assumption" means the Instrument of Assumption substantially in the form of Exhibit D-1 hereto relating to the assumption by the Buyer or its designee of the liabilities and obligations of MPS described therein and the Instrument of Assumption substantially in the form of Exhibit D-2 hereto relating to the assumption by the Buyer or its designee of the liabilities and obligations of MNB described therein, in each case, to be delivered at the Closing.

               (44) "Interconnection Agreements" means the Interconnection Agreements substantially in the form of Exhibit E, dated the date of the Closing, between MPS and the Buyer or its designee.

               (45) "Knowledge", "to the knowledge of", and any similar phrase, (i) when referring to the Sellers, means the actual and conscious knowledge of the following members of management of MPS:
     Paul R. Cariani, Frederick C. Bustard, Stephen A. Johnson,
     Edward Howard, Larry E. LaPlante, David Holabird, or Peter Louridas after reasonable inquiry by them of selected employees of the Sellers whom they believe, in good faith, to be the persons generally responsible for the subject matters to which the knowledge is pertinent; and (ii) when referring to Buyer, the actual and conscious knowledge of the following persons: Gerald L. Mroczkowski, Richard J. Suslick,
     Keith M. Uffelman, Richard R. Heidel, Thomas G. Balzola,
     Lisa M. Cribben, and Gregory W. Egtvedt, after reasonable inquiry by them of selected employees of Buyer whom they believe, in good faith, to be the persons generally responsible for the subject matters to which the knowledge is pertinent.

               (46) "Labor Agreement" means a collective bargaining agreement or other employment-related agreement identified on Schedule 7.10(b).

               (47) "Maintenance Expenditures" means those maintenance expenditures which are identified as maintenance expenditures with respect to the Purchased Assets and in the amounts identified on
     Schedule 7.1.

               (48) "Maintenance and Capital Expenditures Amount" means the aggregate amount of all funds actually expended on, or for which liabilities were accrued in accordance with generally accepted accounting principles applied on a consistent basis with respect to, Maintenance Expenditures and Capital Expenditures by the Sellers, if any, during the period beginning on the date hereof and ending on the Closing Date, but not in excess of the aggregate amount set forth in Schedule 7.1.

               (49) "Material Adverse Effect" means any change or changes in, or effect on, the Purchased Assets, the operation, maintenance or condition (financial or otherwise) of the Purchased Assets, or the business of the Sellers in connection therewith after the date of this Agreement, or any change or changes in, or effect on, the Assumed Obligations after the date of this Agreement, in each case that is, individually, or in the aggregate are materially adverse to the Purchased Assets, the operation, maintenance, or condition (financial or otherwise) of the Purchased Assets, the business of the Sellers, or the intended business of the Buyer as contemplated herein in connection therewith, or to the

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                                       -146-

     Assumed Obligations, taken as a whole, other than (i) any change or effect resulting from changes in the international, national, U.S., Canadian, regional or local wholesale or retail markets for electric power, (ii) any change or effect resulting from changes in the international, national, U.S., Canadian, regional or local markets for any fuel used at the Purchased Assets, (iii) any change or effect resulting from changes in the North American, national, U.S., Canadian, regional or local electric transmission systems, (iv) any changes or effects resulting from changes in U.S., Canadian, state, provincial or local laws, regulations or ordinances affecting the Purchased Assets, and (v) any materially adverse change in or effect on the Purchased Assets, the operation, maintenance or condition (financial or otherwise) of the Purchased Assets, the business of the Sellers (or of the Buyer after the Closing, as the case may be) in connection therewith, or the Assumed Obligations which is cured (including by the payment of money) by the Sellers to the reasonable satisfaction of the Buyer before the Termination Date. Notwithstanding the foregoing, the term "Material Adverse Effect" with respect to matters affecting the Real Estate and the Easements shall be measured not from the date of this Agreement but shall initially be measured without reference to any time period and, with respect to matters identified after the sixty-day period referred to in
     Section 7.12(b), shall be measured from the effective date of the title insurance commitments delivered on the Initial Title Review Date referred to in Section 7.12(a).

               (50) "Millinocket Facility" means the hydro electric storage dam located on Millinocket Lake in the unorganized territory, T7 R9 WELS, Piscataquis County, Maine and known as the Millinocket Facility.

               (51) "NEB Licenses" means the licenses, permits and certificates identified in Schedule 1.1(a)(51) hereto.

               (52) "NPDES" means the National Pollutant Discharge Elimination System.

               (53) "Pension Benefits Act" means the Pension Benefits Act, S.N.B. 1987, C. P- 5.1.

               (54) "Permits" means all licenses, permits, exemptions, approvals and authorizations of any nature issued by any local, state, provincial, federal or foreign governmental agency applicable to the construction, ownership, operation, maintenance or repair of the Purchased Assets or any part thereof or to the performance of the Assumed Obligations.

               (55) "Permitted Encumbrances" means (i) those Encumbrances set forth in Schedule 1.1(a)(55); (ii) the Easements; (iii) those exceptions to title to the Purchased Assets listed in Schedule 5.8(a); (iv) all exceptions, restrictions, easements, charges, rights of way and monetary and non-monetary encumbrances which are set forth in the FERC Licenses and the NEB Licenses, except for such Encumbrances that secure indebtedness; (v) with respect to any date before the Closing Date, Encumbrances created by the Indentures; (vi) statutory liens for current taxes or assessments not yet due or delinquent or, with respect to any date before the Closing Date, the validity of which is being

                                   -7-

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     contested in good faith by appropriate proceedings; (vii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Sellers or, with respect to any date before the Closing Date, the validity of which is being contested in good faith by appropriate proceedings; (viii) zoning, entitlement, conservation restriction and other land use and environmental regulations by governmental authorities which do not materially detract from the value of the Purchased Assets as currently used or materially interfere with the present use of the Purchased Assets or, individually or in the aggregate, create a Material Adverse Effect; and (ix) such other liens, imperfections in or failure of title, charges, easements, restrictions and encumbrances which do not materially detract from the value of the Purchased Assets as currently used or materially interfere with the present use of the Purchased Assets and neither secure indebtedness, nor individually or in the aggregate create a Material Adverse Effect.

               (56) "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or governmental entity or any department or agency thereof.

               (57) "Proprietary Information" has the meaning referred to in
     Section 7.2(b).

               (58) "PUC" means the Maine Public Utilities Commission.

               (59) "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

               (60) "SEC" means the Securities and Exchange Commission.

               (61) "Securities Act" means the Securities Act of 1933, as amended.

               (62) "Sellers' Agreements" means those agreements listed on Schedules 5.9 and 5.15(a) and the Labor Agreements.

               (63) "Sellers' Employee Transition Plan" means the Sellers' Employee Transition Plan in the form approved by the Buyer and the PUC on or before the Closing Date.

               (64) "Sellers' Representatives" means the Sellers' accountants, employees, counsel, financial advisors and other authorized representatives.

               (65) "Squa Pan Station" means the hydro-electric facility located in Masardis, within the County of Aroostook, Maine and known as Squa Pan Station.

               (66) "Subsidiary" when used in reference to any other Person means any entity of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions of such entity are owned directly or indirectly by such other Person.

                                   -8-

                                       -148-

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               (67) "Tax" or "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States or foreign federal, state, provincial, or local taxing authority, including, but not limited to, HST, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

               (68) "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any authority with respect to Taxes.

               (69) "Tinker Generating Station" means the hydroelectric facility located in Aroostook Junction, New Brunswick, Canada and known as the Tinker Generating Station, together with the related diesel generating assets and the transmission and distribution facilities owned by MNB and located in New Brunswick, Canada.

               (70) "Transferable Permits" means those Permits and Environmental Permits and any applications pertaining thereto set forth in Schedule 1.1(a)(70), to the extent assignable to the Buyer or its designee and subject to the receipt of any necessary consents and approvals.

               (71) "Transferring Employee Records" means all personnel files related to the Sellers' personnel who will become employees of the Buyer.

               (72) "U.S. Assets" means, subject to the Easements in favor of MPS and Section 2.2, all of Sellers' right, title and interest in, to and under the real and personal property, tangible or intangible, and constituting the Flo's Inn Station, the Houlton Station, the Millinocket Facility, the Squa Pan Station and the Caribou Station or used principally for generation purposes in connection with the Flo's Inn Station, the Houlton Station, the Millinocket Facility, the Squa Pan Station or the Caribou Station, or used principally in connection with the Tinker Generating Station, but not including any of MPS's transmission and distribution assets, and including MPS's entire interest in the Wyman Station, and, in the case of any hydroelectric facilities, including any generating assets which are located within the applicable FERC project license boundary, and together with, in each case, all of MPS's right, title and interest under any private and special laws of Maine relating to any of the U.S. Assets or the Canadian Assets, including, but not limited to, the following assets owned by MPS or MNB:

                    (i) the Real Estate (including all buildings, structures, fixtures and other improvements thereon, all applicable easements and other access rights and all other rights and privileges belonging or appertaining thereto) described on Schedule 5.8(c) as associated with the Millinocket Facility, the Squa Pan Station, the Flo's Inn Station, the Caribou Station, or the Tinker Generating Station, but not the Houlton Station, and, with respect to the Flo's Inn Station, only to the extent of the Easement therefor (the "U.S. Real Property");


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                    (ii) all inventories of fuels, supplies, materials and
          critical spares located on or in transit to the U.S. Real Property on the Closing Date;

                    (iii) the machinery, equipment, vehicles, furniture and other personal property located on the U.S. Real Property or the Houlton Station on the Closing Date, including, without limitation, the items of personal property included in Schedule 1.1(a)(72)(iii) as being associated with any of the Flo's Inn Station, the Houlton Station, the Millinocket Facility, the Squa Pan Station or the Caribou Station, and all warranties against manufacturers or vendors relating thereto, to the extent assignable to the Buyer or its designee and subject to the receipt of any necessary consents;

                    (iv) the contracts, agreements, and real and personal property leases listed on Schedules 5.9, 5.15(a) and 7.10(b) as being associated with any of the Flo's Inn Station, the Millinocket Facility, the Squa Pan Station or the Caribou Station;

                    (v) the Transferable Permits listed on
          Schedule 1.1(a)(70) as being associated with any of the Flo's Inn Station, the Millinocket Facility, the Squa Pan Station or the Caribou Station;

                    (vi) all books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items of the Sellers relating specifically to the aforementioned assets other than books of account; and

                    (vii) MPS's entire interest in Unit 4 of Wyman Station, as affected by the Wyman Agreements, and MPS's associated rights in and to the categories of assets disclosed in clauses (i) through (vi) hereof relating to Unit 4 of Wyman Station.

               (73) "WARN Act" means the Federal Worker Adjustment Retraining and Notification Act of 1988.

               (74) "Wyman Agreements" means (i) the William F. Wyman Unit
     No. 4 Agreement for Joint Ownership, Construction and Operation, dated as of November 1, 1974, by and among Central Maine Power Company,
     Bangor Hydro-Electric Company, MPS, Boston Edison Company, Fitchburg Gas and Electric Light Company, Montaup Electric Company, New England Power Company, New Bedford Gas and Edison Light Company, Newport Electric Corporation, Public Service Company of New Hampshire, Central Vermont Public Service Corporation, Green Mountain Power Corporation, City of Burlington Electric Department, Village of Lyndonville Electric Department, and Massachusetts Municipal Wholesale Electric Company, as amended by Amendments Nos. 1, 2 and 3 dated, respectively, June 30, 1975, August 16, 1976, and December 31, 1978, and (ii) the
     William F. Wyman Unit No. 4 Transmission Agreement, dated as of November


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

     1, 1974, by and among MPS and the other parties to the agreement described in clause (i) above.

               (75) "Wyman Station" means the electric generating facilities known as the W.F. Wyman Station and located in Yarmouth, Maine.

          (b) Each of the following terms has the meaning specified in the Section set forth opposite such term:

     Term                                    Section
Adjustment Amount                            3.2(a)
Adjustment Statement                         3.2(a)
Assumed Obligations                          2.3(b)
Benefit Plans                                5.13(a)
Buyer Benefit Plans                          7.10(e)
Buyer Required Regulatory Approvals          6.3(b)
Buyer's Window                               7.10(a)
Buyer's 401(k) Plan                          7.10(f)
Closing                                      4.1
Closing Date                                 4.1
Conditions                                   4.1
Direct Claim                                 9.2(c)
Employees                                    7.10(a)
Environmental Permits                        5.11(a)
ERISA Affiliate Plans                        2.4(10)
Excluded Assets                              2.2
Excluded Liabilities                         2.4
Final Order                                  8.1(c)
IBEW                                         7.10(a)
IBEW Agreements                              7.10(b)
Indemnifiable Loss                           9.1(a)
Indemnifying Party                           9.1(d)
Indemnitee                                   9.1(c)
Independent Appraiser                        3.3
Inventory Adjustment Amount                  3.2(a)
Inventory Survey                             3.2(a)
Observers                                    7.1(d)(1)
Pension Plans                                5.13(a)
Purchased Assets                             Recitals
Purchase Price                               3.1
Real Estate                                  5.8(c)
Replacement Welfare Plans                    7.10(d)
Required Permits                             5.17
Sellers Balance Sheets                       5.5
Sellers Required Regulatory Approvals        5.3(b)
Sellers' Non-Union 401(k) Plan               7.10(f)

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Termination Date                             10.l(b)
Third Party Claim                            9.2(a)
Transferred Employees                        7.10(a)
Transferred IBEW Employees                   7.10(b)
Transferred Non-Union Employees              7.10(c)
Transition Committee                         7.1(c)
Welfare Plans                                5.13(a)

                                ARTICLE II

                             PURCHASE AND SALE

     2.1  The Purchase and Sale.

     (a) Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing the Sellers will sell, assign, convey, transfer and deliver to the Buyer or its designee, and the Buyer or its designee will purchase and acquire from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances) all of the Sellers' right, title and interest in, to and under the real and personal property, tangible or intangible, owned by the Sellers and constituting the Purchased Assets.

     (b) At the Closing, the Buyer or its designee and MPS will execute and deliver to one another the Buy-Back Agreement, the Continuing Site Agreement, and the Interconnection Agreements.

     2.2 Excluded Assets. Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include the following assets of the Sellers (herein referred to as the "Excluded Assets"):

     (a) all cash, cash equivalents, bank deposits, accounts receivable, and any income, sales, payroll or other tax receivables;

     (b) certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and except in respect of MPS's interest in the Wyman Station, interests in joint ventures, partnerships, limited liability companies and other entities;

     (c) the names Maine Public Service Company, Maine and New Brunswick Electrical Power Company Limited, or any related or similar names, and any trade names, trademarks, service marks, copyrights or logos;

     (d) the transmission, distribution, substation and communication facilities and related support equipment, including but not limited to those described or referred to in Schedule 2.2(d), other than any transmission and distribution assets owned by MNB and located in Canada;

     (e) any refund, credit or other amount due (i) related to real or personal property Taxes paid prior to the Closing Date in respect of the Purchased Assets, whether such refund is

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                                       -152-
received as a payment or as a credit against future real or personal property Taxes payable, or (ii) arising under any Sellers' Agreement and relating to a period before the Closing Date;

     (f)  all personnel records other than Transferring Employee Records;

     (g)  the real property interests associated with the Houlton Station; and

     (h) the portion of the Caribou Facility consisting of the real property under and near the electrical substations and related equipment at the Caribou Station being retained by MPS, being approximately 0.27 acres between the diesel plant and the filter plant, the exact description of which portion shall be agreed upon by MPS and Buyer.

     2.3  Assumed Obligations.

     (a) On the Closing Date, the Buyer shall deliver to the Sellers the Instruments of Assumption pursuant to which the Buyer or its designee shall assume and agree to discharge all of the liabilities and obligations of the Sellers, direct or indirect, known or unknown, absolute or contingent, which relate to Purchased Assets, other than the Excluded Liabilities, in accordance with the respective terms and subject to the respective conditions thereof, including without limitation, the following liabilities and obligations:

          (1) all liabilities and obligations of the Sellers under (a) the Sellers' Agreements (other than the Labor Agreements) and the Transferable Permits associated with the Purchased Assets in accordance with the terms thereof, (b) the contracts, leases and other agreements entered into by the Sellers with respect to the Purchased Assets which would be required to be disclosed on Schedule 5.15(a) but for the exception provided in clause (iii) of Section 5.15(a) of this Agreement, in accordance with the terms thereof, and (c) the contracts, leases and other agreements entered into by the Sellers with respect to the Purchased Assets after the date hereof consistent with the terms of this Agreement; except in each case, to the extent such liabilities and obligations, but for a breach or default by the Sellers, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice would constitute a default;


          (2) except in respect of any of the liabilities or obligations described in Section 2.4, any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (a) any violation or alleged violation of any Environmental Law after the Closing Date, with respect to the ownership or operation of the Purchased Assets; (b) compliance with applicable Environmental Laws after the Closing Date with respect to the ownership or operation of the Purchased Assets; (c) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, or migrating from the Purchased Assets after the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at the Purchased Assets; (d) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the off-site disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, of Hazardous Substances, after the Closing Date, in connection with the ownership or operation of the Purchased Assets; (e) the investigation and/or remediation of Hazardous Substances that are present or have been Released at, on, in, under, or migrating from the Purchased Assets after the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at the Purchased Assets; (f) the investigation and/or remediation of Hazardous Substances that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities, after the Closing Date, in connection with the ownership or operation of the Purchased Assets, at any off-site location; and (g) any violation or alleged violation of Environmental Law, and any loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by (i) acts by the Buyer or its designee or their respective employees, invitees or agents at any of the Purchased Assets on or after the date of this Agreement and prior to the Closing Date;
     (ii) acts or omissions by a party other than a Seller or its employees, invitees or agents at any of the Purchased Assets after the Closing Date which cause a condition not in violation of an Environmental Law or not in need of remediation under an Environmental Law on the Closing Date to be in violation of such Environmental Law or in need of remediation under such Environmental Law (including, without limitation, the Release or destabilization of Hazardous Substances which are in a stable or contained state and are in compliance with all applicable Environmental Laws on the Closing Date); or (iii) acts or omissions by a party other than a Seller or its employees, invitees or agents at any of the Purchased Assets after the Closing Date that exacerbate or aggravate any condition in violation of an Environmental Law or in need of remediation under an Environmental Law on the Closing Date, to the extent of any such exacerbation or aggravation; provided, however, that the mere discovery by the Buyer of a condition in violation of an Environmental Law or in need of remediation under an Environmental Law on the Closing Date (including, without limitation, the discovery of a Hazardous Substance in violation of an Environmental Law or in need of remediation under an Environmental Law), in and of itself and without any other act or omission by the Buyer, shall not be included in this subclause (g);

          (3) all liabilities and obligations associated with the Purchased Assets in respect of Taxes for which the Buyer is liable pursuant to
     Section 3.5;

          (4) any liabilities and obligations associated with the Purchased Assets for which the Buyer has indemnified the Sellers pursuant to
     Section 9.1;

          (5) all liabilities and obligations with respect to the Employees of either of the Sellers to be employed at the Purchased Assets after the Closing Date for which the Buyer is responsible pursuant to Section 7.10; and

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                                       -154-

          (6) with respect to the Purchased Assets, any Tax that may be imposed by any state or local government on the ownership, sale, operation or use of the Purchased Assets for any period after the Closing Date.

     (b) All of the foregoing liabilities and obligations to be assumed by the Buyer or its designee under Section 2.3(a) (excluding any Excluded Liabilities) are referred to herein as the "Assumed Obligations." It is understood and agreed that nothing in this Section 2.3 shall constitute a waiver or release of any claims arising out of the contractual relationships between the Sellers and the Buyer or its designee.

     2.4 Excluded Liabilities. Except as otherwise specifically provided in this Agreement, neither the Buyer nor its designee shall assume or be obligated to pay, perform, or otherwise discharge any of the following liabilities or obligations:

          (1) any liabilities or obligations of the Sellers in respect of any Excluded Assets or other assets of the Sellers which are not Purchased Assets;

          (2) any liabilities or obligations of the Sellers in respect of Taxes for any period on or before the Closing Date;

          (3) any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with
     (a) any violation or alleged violation by either of the Sellers of any environmental Law, on or before the Closing Date, arising from the use, operation, or maintenance of the Purchased Assets by the Sellers; (b) compliance by either of the Sellers with applicable Environmental Laws on or before the Closing Date arising from the use, operation, or maintenance of the Purchased Assets by the Sellers; (c) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the presence, due to or resulting from any act or omission of either of the Sellers, or Release by either of the Sellers of Hazardous Substances at, on, in, under, adjacent to or migrating from the Purchased Assets on or before the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at or adjacent to the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at the Purchased Assets; (d) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the off-site disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, of Hazardous Substances, by either of the Sellers on or before the Closing Date, in connection with the ownership or operation of the Purchased Assets;
     (e) the investigation and/or remediation by either of the Sellers of Hazardous Substances that are present or have been Released on or before the Closing Date at, on, in, under, adjacent to or migrating from the Purchased Assets, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to the Purchased Assets; (f) the investigation and/or remediation by either of the Sellers of Hazardous Substances that are disposed, stored, transported, discharged,

     Released, recycled, or the arrangement of such activities, on or before the Closing Date, in connection with the ownership or operation of the Purchased Assets, at any off-site location; or (g) any of the circumstances described in subclauses (a) through (f) above if committed, done, or caused by, or due to or resulting from any act or omission of, any party other than the Sellers (other than the Buyer or its designee or their respective employees, invitees or agents) if the Sellers have knowledge thereof (notwithstanding the Buyer's knowledge thereof) on or prior to the Closing Date; the Sellers agree and acknowledge that the Excluded Liabilities described in this Section 2.4(3) shall include, without limitation, the liabilities disclosed in Schedule 5.11, as amended from time to time pursuant to Section 7.9, and any liabilities of the nature described in subclauses (a) through (g) above discovered by the Buyer in accordance with this Agreement and disclosed to the Sellers prior to the Closing Date, other than any of the foregoing that was committed, done or caused by or due to or resulting from any act of the Buyer or its employees, invitees or agents;

          (4) any liabilities, obligations or responsibilities relating to the following, provided, however, that the Buyer or its designee may have responsibility therefor under an Easement, an Interconnection Agreement, the Continuing Site Agreement or otherwise than as an Assumed Obligation:
     (a) the property, equipment or machinery retained by either Seller and kept within the switchyards and substations for which the Sellers will retain an Easement, (b) the transmission lines delineated in the Easements or (c) any of Sellers' operations on, or usage of, the Easements, including, without limitation, liabilities, obligations or responsibilities arising as a result of or in connection with (1) any violation or alleged violation by either of the Sellers of any Environmental Law or (2) loss of life, injury to persons or property or damage to natural resources;

          (5) any liabilities or obligations required to be accrued by the Sellers in accordance with generally accepted accounting principles and the FERC Uniform System of Accounts on or before the Closing Date with respect to liabilities related to the Purchased Assets;

          (6) any liabilities or obligations (a) relating to any claim, action, suit or proceeding pending against either of the Sellers as of the Closing Date, notwithstanding the disclosure thereof in any Schedule, or any subsequent claim, action, suit or proceeding arising out of or relating to such pending matters, (b) resulting from any act or omission of either of the Sellers occurring on or prior to the Closing Date,
     (c) resulting from the use, operation, or maintenance of the Purchased Assets by either of the Sellers on or prior to the Closing Date, or
     (d) resulting from property damage or personal injuries (including death) arising in connection with the use, operation, or maintenance of the Purchased Assets by either of the Sellers on or prior to the Closing Date;

          (7) any fines or penalties imposed by a governmental agency resulting from (A) an investigation or proceeding pending on or prior to the Closing Date or (B) illegal acts, willful misconduct or gross negligence of the Sellers prior to the Closing Date;

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                                       -156-

          (8) any payment obligations of the Sellers for goods delivered or services rendered prior to the Closing;

          (9) any liabilities or obligations imposed upon, assumed or retained by the Sellers or any of their Affiliates pursuant to any of the Closing Documents;

          (10) any liabilities, obligations or responsibilities relating to any Benefit Plan (as defined in Section 5.13(a) hereof), or to any "employee pension benefit plan", as defined in Section 3(2) of ERISA, or to any "pension plan", as defined in Section 1(1) of the Pension Benefits Act, whether or not terminated, established, maintained or contributed to by any of the Sellers or any of their ERISA Affiliates at any time or to which any of the Sellers or any of their ERISA Affiliates are or have been obligated to contribute to at any time ("ERISA Affiliate Plan"); including any liability (A) to the Pension Benefit Guaranty Corporation under Title IV of ERISA; (B) relating to a multiemployer plan; (C) with respect to non-compliance with COBRA or HIPAA; (D) with respect to noncompliance with any other applicable provision of the Code, ERISA, or the Pension Benefits Act or any other applicable laws; or (E) with respect to any suit, proceeding or claim which is brought against the Buyer with respect to any Benefit Plan or ERISA Affiliate Plan, against any Benefit Plan or ERISA Affiliate Plan, or against any fiduciary or former fiduciary of any such Benefit Plan or ERISA Affiliate Plan; and

          (11) any liabilities, obligations or responsibilities relating to the employment or termination of employment by the Sellers of any individual (including, but not limited to, any employee of the Sellers), except as expressly assumed by the Buyer pursuant to Section 7.10.

     All such liabilities and obligations not being assumed pursuant to this
Section 2.4 are herein called the "Excluded Liabilities".

     The parties agree and acknowledge that the Sellers shall be entitled exclusively to control, at Sellers' sole cost and expense, any litigation, administrative or regulatory proceeding, and any investigation or remediation activities (including without limitation any environmental mitigation or remediation activities), arising out of or related to any Excluded Liabilities, and the Buyer agrees promptly to notify the Sellers of the institution or commencement of any of the foregoing if and when Buyer obtains knowledge thereof, and to cooperate fully, at Sellers' sole cost and expense, with the Sellers in connection therewith; provided, that all such remediation activities conducted after the Closing Date shall be coordinated with the Buyer and conducted in a manner as not to interfere unreasonably with Buyer's activities at the Purchased Assets (including, without limitation, Buyer's operation and maintenance of the Purchased Assets).

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

                                ARTICLE III

                              PURCHASE PRICE

     3.1 Purchase Price. The purchase price for the Purchased Assets shall be an amount equal to the sum of (a) $37,425,000, and (b) the Adjustment Amount (collectively, the "Purchase Price").

     3.2  Purchase Price Adjustment.

     (a) Within ten (10) Business Days after the Closing, the Sellers shall prepare and deliver to the Buyer a statement (the "Adjustment Statement") which reflects (i) the net book value, as reflected on the books of the Sellers as of the Closing Date of all fuel inventory (FERC account no. 151) used at or in connection with the Purchased Assets except the Wyman Station (the "Inventory Adjustment Amount"), and (ii) the Maintenance and Capital Expenditures Amount. The Inventory Adjustment Amount and the Maintenance and Capital Expenditures Amount for the Closing are referred to collectively as the "Adjustment Amount." The Inventory Adjustment Amount will be based on a fuel inventory survey conducted within five days prior to the Closing Date consistent with current inventory procedures of the Sellers (the "Inventory Survey"). The Sellers will permit an employee, or representative, of the Buyer to observe the Inventory Survey. The Adjustment Statement shall be prepared using the same generally accepted accounting principles, policies and methods as the Sellers have historically used in connection with the calculation of the items reflected on such Adjustment Statement. The Buyer agrees to cooperate with the Sellers in connection with the preparation of the Adjustment Statement and related information, and shall provide to the Sellers such books, records and information as may be reasonably requested from time to time.

     (b) Within ten (10) Business Days after the Buyer's receipt of the Adjustment Statement, the Buyer shall pay to MPS on behalf of the Sellers an amount equal to the Adjustment Amount.

     (c) The Purchase Price reflects Buyer's intent to use the diesel generating facilities that are included within the Caribou Station on a regular basis. Nevertheless, the permit that governs the discharge of cooling water from those diesel generating facilities includes limits that inhibit such use during periods of low water flow and warm weather. MPS agrees that, unless MPS is able, prior to the Closing Date, to obtain modifications to such permit that would allow Buyer to use such facilities without such an inhibition, such modifications to be reasonably satisfactory to Buyer, then the Purchase Price shall be reduced by One Hundred Thousand Dollars ($100,000).

     3.3 Allocation of Purchase Price and Assumed Obligations. The Buyer and the Sellers shall use their good faith best efforts to agree upon an allocation among the Purchased Assets of the sum of the Purchase Price and the Assumed Obligations consistent with Section 1060 of the Code and the Treasury Regulations thereunder within 180 days after the date of this Agreement but in no event less than 30 days prior to the Closing. The Buyer and the Sellers may jointly agree to obtain the services of an independent engineer or appraiser (the "Independent

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                                       -158-

Appraiser") to assist the parties in determining the fair value of the Purchased Assets for purposes of such allocation. If such an appraisal is made, both the Buyer and the Sellers agree to accept the Independent Appraiser's determination of the fair value of the Purchased Assets. The parties shall jointly select the Independent Appraiser. The cost of the appraisal shall be borne equally by the Buyer and the Sellers. Each of the Buyer and the Sellers agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with such agreed allocation. Each of the Buyer and the Sellers shall report the transactions contemplated by the Agreement for federal and provincial Income Tax and all other tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.3. Each of the Buyer and the Sellers agrees to provide the other promptly with any other information required to complete Form 8594. Each of the Buyer and the Sellers shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price and the Assumed Obligations hereunder.

     3.4 HST Election. The Buyer and the Sellers agree to execute jointly in the statutorily prescribed form, and the Buyer will file within the time required by subsection 167(1.1) of the Excise Tax Act (Canada), an election under subsection 167(1) of the Excise Tax Act (Canada) that no HST be payable with respect to the purchase and sale of the Canadian Assets hereunder.

     3.5  Proration.

     (a) The Buyer and the Sellers agree that all of the items normally prorated, including those listed below, relating to the business and operation of the Purchased Assets will be prorated as of the Closing Date, with the Sellers liable to the extent such items relate to any time period prior to and on the Closing Date, and the Buyer liable to the extent such items relate to periods subsequent to the Closing Date:

               (1) personal property, real estate, occupancy, sewerage and water Taxes, assessments and other charges, if any, on or with respect to the business and operation of the Purchased Assets;

               (2) rent, Taxes and all other items payable under any of the Sellers' Agreements assigned to and assumed by the Buyer hereunder which are associated with the Purchased Assets;

               (3) any permit, license, registration, compliance, or assurance fees or other fees with respect to any Transferable Permit associated with the Purchased Assets;

               (4) sewer rents and charges for water, telephone, electricity and other utilities; and

               (5) rent under any leases of real or personal property included in the Purchased Assets, including the leases described in
     Schedule 5.9.

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                                       -159-

     (b) In connection with the prorations referred to in clause (a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or fees for the preceding year (or appropriate period) for which actual Taxes or fees are available and such Taxes or fees shall be reprorated upon request of either the Sellers, on one hand, or the Buyer, on the other hand, made within sixty (60) days after the date that the actual amounts become available. The Sellers and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.5.

                                ARTICLE IV

                                THE CLOSING

     4.1 Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement (the "Conditions"), the closing of the sale of the Purchased Assets contemplated by this Agreement (the "Closing") will take place at the offices of Verrill & Dana, LLP, One Portland Square, Portland, Maine 04112 at 10:00 A.M. (local time) on such Business Day as the parties may agree, which date is as soon as practicable, but no later than fifteen (15) Business Days following the date on which all of the Conditions have been satisfied or waived; or at such other place or time as the parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

     4.2  Payment of Purchase Price.

     (a) Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the Buyer will pay or cause to be paid to the Sellers, as MPS may direct, at the Closing an amount in United States dollars equal to $37,425,000, by wire transfer of immediately available funds or by such other means as are agreed upon by the Sellers and the Buyer.

     (b)  The Buyer shall pay the Adjustment Amount in accordance with
Section 3.2.

     4.3 Deliveries by the Sellers. At the Closing, the Sellers will deliver the following to the Buyer:

     (a) One or more Bills of Sale, duly executed by the appropriate Seller for the personal property included in the Purchased Assets;

     (b) All consents, waivers or approvals obtained by the Seller with respect to the Purchased Assets, the transfer of any Transferable Permit related to the Purchased Assets, or the consummation of the transactions connected to the sale of the Purchased Assets, contemplated by this Agreement, to the extent specifically required hereunder;

     (c) Opinions of counsel and certificates (as contemplated by Section 8.2) with respect to the Purchased Assets;

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                                       -160-

     (d) For the conveyance of the U.S. Real Property, one or more quit-claim with covenant deeds to the Buyer or its designee, reserving the applicable Easements, or, with respect to the Flo's Inn Station, an Easement in favor of Buyer or its designee, in each case duly executed and acknowledged by the appropriate Seller and in recordable form, together with a certificate of Maine residency of MPS sufficient to relieve Buyer, its designee and their representatives of any Maine withholding obligation relating to the sale of the U.S. Real Property;

     (e) For the conveyance of the Canadian Real Property, one or more deeds to the Buyer or its designee utilizing Form A13 as prescribed by the Standard Forms of Conveyances Act (New Brunswick, Canada) duly executed and acknowledged by the appropriate Seller;

     (f) The Continuing Site Agreement, the Buy-Back Agreement, and the Interconnection Agreements, each duly executed by MPS;

     (g) All Permits and Environmental Permits transferable to the Buyer or its designee pursuant to this Agreement;

     (h) All releases necessary to terminate and discharge any Encumbrances (other than Permitted Encumbrances) on the Purchased Assets;

     (i) Appropriate assignments necessary to transfer to the Buyer or its designee all contracts and other intangible assets included in the Purchased Assets;

     (j)  Originals of all books and records included in the Purchased Assets;

     (k) All such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary to transfer to the Buyer or its designee the Purchased Assets, in accordance with this Agreement and, where necessary or desirable, in recordable form;

     (l) A copy of the resolutions of the Board of Directors of each of the Sellers authorizing and approving this Agreement and each of the Closing Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, in each case certified by the secretary of the respective Seller;

     (m) A copy of the articles of incorporation and by-laws (or equivalent charter documents) of each of the Sellers, in each case certified by the secretary of the respective Seller, and a copy of the articles of incorporation (or equivalent charter document(s)) of each Seller certified by the Secretary of State of Maine, with respect to MPS, and the director of Corporate and Trust Affairs of New Brunswick, Canada, with respect to MNB;

     (n) Certificates by the secretary of each Seller as to the incumbency of each person executing any Closing Document on behalf of such Seller;

     (o) Such affidavits and, to the extent consistent with and not in addition to the terms hereof, indemnities reasonably requested by Buyer's title insurance company; and

     (p) Such other agreements, documents, instruments and writings as are required to be delivered by the Sellers at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

In addition to the foregoing, MPS shall, on the Closing Date or on such other date after the Closing Date as the parties may specify in writing, dismantle, crate and deliver, at Buyer's sole cost and expense, the Purchased Assets constituting personal property at the Houlton Station, to a location designated by Buyer in writing not less than thirty (30) days prior to the Closing Date.

     4.4 Deliveries by the Buyer. At the Closing, the Buyer will deliver the following to the Sellers:

     (a) The portion of the Purchase Price referred to in Section 4.2(a), by wire transfer of immediately available U.S. funds, or by such other means as are agreed upon by the Sellers and the Buyer;

     (b) Opinions of counsel and certificates (as contemplated by Section 8.3) with respect to the Purchased Assets;

     (c) The Instruments of Assumption with respect to the Assumed Obligations, duly executed by the Buyer or its designee;

     (d) All such other instruments of assumption as shall, in the reasonable opinion of the Sellers and its counsel, be necessary for the Buyer or its designee to assume the Assumed Obligations related to the Purchased Assets in accordance with this Agreement;

     (e) A copy of the resolutions of the Board of Directors (or similar governing board) of each of the Buyer and its designees authorizing and approving this Agreement and each of the Closing Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, certified by the secretary (or similar officer) of the Buyer or its designee, as the case may be;

     (f) A copy of the articles of incorporation and by-laws (or equivalent charter documents) of each of the Buyer and its designees, certified by its secretary (or similar officer), and a copy of the articles of incorporation (or equivalent charter documents) of each of the Buyer and its designees, certified by the Wisconsin Department of Financial Institutions, or by the similar authority in any jurisdiction of organization other than Wisconsin;

     (g) A certificate by the secretary (or similar officer), of each of the Buyer, and its designees, as to the incumbency of each person executing any Closing Document on behalf of Buyer or its designee, as the case may be; and

     (h) Such other agreements, documents, instruments and writings as are required to be delivered by the Buyer, or its designee, at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

                                 ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Each of the Sellers, for itself, represents and warrants to the Buyer as follows, as of the date hereof and on and as of the Closing Date:

     5.1 Organization; Qualification. MPS is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. MNB is a corporation duly organized, validly existing and in good standing under the laws of the Province of New Brunswick, Canada and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. MPS owns directly 100% of the issued and outstanding capital stock of MNB. The Sellers are duly qualified or licensed to do business as foreign corporations and are in good standing in each jurisdiction in which the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not create a Material Adverse Effect. The states, provinces, and other jurisdictions in which the Sellers are qualified or licensed to do business are listed in Schedule 5.1.

     5.2 Authority Relative to this Agreement. Each of the Sellers has full corporate power and authority to execute and deliver this Agreement and each of the other Closing Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each of the other Closing Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of MPS and by the Board of Directors of MNB and its sole shareholder, and no other corporate proceedings on the part of either Seller are necessary to authorize this Agreement or any of the other Closing Documents to which it is a party or to consummate the transactions contemplated hereby or thereby. No notice to, meeting of, action by, or approval of the shareholders of MPS is necessary to authorize the execution and delivery of this Agreement or any of the other Closing Documents to which MPS is a party, or to consummate the transactions contemplated hereby or thereby. No preferred stock of MPS is issued and outstanding. Each of this Agreement and the other Closing Documents to which either Seller is a party has been duly and validly executed and delivered by such Seller, and assuming that each of this Agreement and such other Closing Documents constitutes a valid and binding agreement of the Buyer, subject to the receipt of the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals, constitutes a valid and binding agreement of such Seller enforceable against such Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and by general principles of equity.



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

     5.3  Consents and Approvals; No Violation.

     (a) Except as set forth in Schedule 5.3, and other than obtaining the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement and the other Closing Documents by the Sellers nor the consummation of the transactions contemplated hereby or thereby (including, without limitation, the sale by the Sellers of the Purchased Assets pursuant to this Agreement and the other Closing Documents) will (i) conflict with or result in any breach of any provision of the respective organizational documents or bylaws of the Sellers,
(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (x) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, create a Material Adverse Effect or (y) for those requirements which become applicable to the Sellers as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged; (iii) result in or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Encumbrance upon any of the assets of the Sellers, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either of the Sellers is a party or by which either of the Sellers, or any of the Purchased Assets may be bound, except for such defaults (or events which, with notice or lapse of time, or both, would constitute a default), or rights of termination, cancellation or acceleration as to which requisite waivers or consents have been obtained or which, in the aggregate, would not, individually or in the aggregate, create a Material Adverse Effect; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either of the Sellers, or any of their assets, which violation, individually or in the aggregate, would create a Material Adverse Effect.

     (b) Except as set forth in Schedule 5.3 and except for (i) any required approvals under the Federal Power Act, (ii) (A) notice by MPS to, and an order by, the PUC approving the transactions contemplated by this Agreement, (B) the approval by the Lieutenant-Governor in Council of New Brunswick of the transactions involving MNB and its assets contemplated by this Agreement,
(iii) the approval, if required, of the SEC pursuant to the Holding Company Act, (iv) the approval, if required, of the National Energy Board of Canada and the Board of Commissioners of Public Utilities of the Province of New Brunswick, Canada and (v) the approval, if required, of the State of Maine with respect to the inclusion within the Purchased Assets of any rights, franchises, privileges or similar assets of the Sellers deriving from any private and special laws or other legislative grant or charter (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "Sellers Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Sellers of the transactions contemplated under this Agreement and the other Closing Documents, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, individually or in the aggregate, create a Material Adverse Effect.

     5.4 Reports. Since January 1, 1994, the Sellers have filed or caused to be filed with the SEC, the applicable state, provincial or local utility commissions or regulatory bodies, or the FERC, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by the Sellers with respect to the business and operations of the Sellers as it relates to the Purchased Assets under each of the Securities Act, the Exchange Act, the applicable State and provincial public utility laws, the Federal Power Act (United States), the Holding Company Act (United States), the Business Corporations Act (New Brunswick, Canada) and the National Energy Board Act (Canada), and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed, and there were no material misstatements or omissions contained in such reports as of the respective dates thereof, in each case with respect to the Purchased Assets.

     5.5 Financial Statements. The Sellers have made available to the Buyer their balance sheets, as of March 31, 1997 and March 31, 1998, and the related statements of income and cash flows for the years then ended (including the notes related thereto). Such balance sheets (including the related statements of income and cash flows and the related notes thereto) are referred to herein as the "Sellers Balance Sheets". Each of the Sellers Balance Sheets is complete and accurate, has been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, and presents fairly, as of the date thereof, the financial position of such Seller in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein.

     5.6 Undisclosed Liabilities. Except as set forth in Schedule 5.6, the Sellers have no liabilities or obligations relating to the Purchased Assets, the operation or maintenance of the Purchased Assets, or the business of the Sellers in connection therewith, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), which are not accrued or reserved against in the Sellers Balance Sheets as of March 31, 1998 (the "Sellers Recent Balance Sheets") or disclosed in the notes thereto in accordance with generally accepted accounting principles, except commercial liabilities and obligations incurred since the date of the Sellers Recent Balance Sheets in the ordinary course of business and consistent with past practice and none of which has or will have a Material Adverse Effect. Except as set forth in Schedule 5.6, the Sellers have no knowledge of any basis for the assertion against the Sellers or any successor in interest thereto of any liability or obligation relating to the Purchased Assets, the operation of the Purchased Assets, or the business of the Sellers in connection therewith, and to the knowledge of the Sellers there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to any such liabilities or obligations, except commercial liabilities and obligations incurred in the ordinary course of business consistent with past practice.

     5.7  Absence of Certain Changes or Events.  Except (i) as set forth in
Schedule 5.7, or in the reports, schedules, registration statements and definitive proxy statements filed by MPS with the SEC and (ii) as otherwise contemplated by this Agreement, since the date of the Sellers Recent Balance Sheets there has not been (a) any Material Adverse Effect; (b) any damage, destruction or casualty loss, whether covered by insurance or not, which, individually or in the aggregate, create a Material Adverse Effect; (c) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing, any amendment or termination of any contract or agreement, or any waiver of material rights) by the Sellers with respect to the Purchased Assets, except agreements, commitments or transactions in the ordinary course of business consistent with past practice that individually or in the aggregate are not material to the Purchased Assets, the operation or maintenance of the Purchased Assets, or the business of the Sellers in connection therewith, and except agreements, commitments or transactions that do not extend beyond the Closing Date with respect to the Purchased Assets; (d) any change by the Sellers, with respect to the Purchased Assets, in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles; (e) any increase in the compensation, salaries or wages payable to or to become payable to any Employee (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued to or for the benefit of any Employee, other than in the ordinary course of business consistent with past practice; (f) any loan or advance (other than advances to Employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any Person including, but not limited to, any Employee; or (g) any sale, lease, or other transfer or disposition of any properties or assets of the Sellers related to the Purchased Assets, the operation or maintenance of the Purchased Assets, or the business of the Sellers in connection with the Purchased Assets, other than transfers or dispositions in the ordinary course of business consistent with past practice, and other than dispositions of obsolete or unusable property, that individually or in the aggregate are not material to the Purchased Assets, the operation or maintenance of the Purchased Assets or the business of the Sellers in connection therewith.

     5.8  Title to and Condition of Properties.

     (a) Marketable Title. Except as set forth in Schedule 5.8(a) and except for other Permitted Encumbrances, the Sellers have and at Closing Buyer or its designee will receive (i) good and marketable title to all of the Real Estate, free and clear of all Encumbrances and (ii) good and valid title to all of the personal property included within the Purchased Assets, free and clear of all Encumbrances. The foregoing representation with respect to title to the Real Estate shall expire upon consummation of the Closing and thereafter Buyer shall, with respect to such matters, rely upon the covenants set forth in the deeds for the Real Estate and upon title insurance with respect to the U.S. Real Property, and similar third-party assurances with respect to the Canadian Real Property. Except for the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals, none of the Purchased Assets are subject to any restrictions with respect to the transferability thereof.

     (b) Condition. Except as set forth in Schedule 5.8(b), the tangible assets at each station, taken as a whole (real and personal), constituting Purchased Assets (i) are in good operating and usable condition and repair, free from any defects (except ordinary wear and tear, in light of their respective ages and historical usages, and except such minor defects as do not interfere with the use thereof in the conduct of the normal operation and maintenance of the Purchased Assets); and (ii) have been maintained consistent with the standards generally followed in the industry. The Buyer acknowledges that an item is not defective merely because it breaks or

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

otherwise fails after a reasonable amount of time has passed or after it has provided a reasonable amount of usage.

     (c) Real Estate. Schedule 5.8(c) sets forth all real property owned, leased, used or occupied by Sellers and included in the Purchased Assets (the "Real Estate"), including a description of all land, exhibits indicating the location thereof, and all Encumbrances, easements or rights of way of record (or, if not of record, of which Sellers have notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Estate, the zoning classification thereof, and all plants, buildings or other structures located thereon. Except with respect to the Millinocket Facility, which has no deeded access rights but depends upon custom and usage as described in Schedule 5.8(c), no fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Estate from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress or egress. Except as set forth on Schedule 5.8(c), Sellers' occupation and use of the Real Estate is in material compliance with all applicable laws and regulations. Except as set forth on Schedule 5.8(c), there is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Estate, (ii) any structure located on any Real Estate which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Real Estate. Except as indicated in Schedule 5.8(c), none of the Real Estate is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any applicable order, decree, statute, rule, or regulation. No public improvements have been commenced and to the knowledge of the Sellers none are planned which in either case may result in special assessments against any of the Real Estate or otherwise create a Material Adverse Effect. No portion of any of the Real Estate has been used as a landfill or for storage or landfill of hazardous or toxic materials. Except as set forth on Schedule 5.8(c), the Sellers have no knowledge of any (i) planned or proposed increase in assessed valuations of any Real Estate, (ii) order, writ, injunction, or decree requiring repair, alteration, or correction of any existing condition affecting any Real Estate or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in "(ii)" above, or (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Estate or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Estate).

     (d) No Certified Survey Map Required. No certified survey map or other state, municipal, or other governmental approval regarding the division, platting, or mapping of real estate is required as a prerequisite to the conveyance by the Sellers to Buyer (or as a prerequisite to the recording of any conveyance document) of any Real Estate pursuant to the terms hereof.

     5.9 Leases. Schedule 5.9 lists, as of the date of this Agreement, all real property leases under which the Sellers are a lessee or lessor and which
(x) relate to the Purchased Assets, the operation or maintenance of the Purchased Assets, or the business of the Sellers in connection therewith and
(y) (i) provide for annual payments of more than $1,000 or (ii) are material to the operation or condition (financial or otherwise) of the Purchased Assets or the business of the Sellers in connection therewith. Except as set forth in Schedule 5.9, all such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are

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no existing material defaults by the Sellers or, to the Sellers' knowledge, any other party thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by the Sellers or, to the Sellers' knowledge, any other party thereunder, or would cause the acceleration of any of the Sellers' obligations thereunder or result in the creation of any Encumbrance on any of the Purchased Assets, or would give rise to an automatic termination, or the right of discretionary termination, thereof.

     5.10 Insurance. Except as set forth in Schedule 5.10, all material policies of fire, liability, worker's compensation and other forms of insurance owned or held by the Sellers (including self insurance) with respect to the Purchased Assets, the operation or maintenance of the Purchased Assets, or the business of the Sellers in connection therewith, are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as set forth on Schedule 5.10, there is no claim by the Sellers pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and the Sellers know of no basis for denial of any claim under any such policy. Except as set forth on Schedule 5.10, neither of the Sellers has received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Except as described in
Schedule 5.10, the Sellers have not been refused any insurance with respect to the Purchased Assets, the operation or maintenance of the Purchased Assets, or the business of the Sellers in connection therewith, nor has their coverage been limited by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last twelve months.

     5.11 Environmental Matters. Except as disclosed in Schedule 5.11 or in any public filing by MPS pursuant to the Securities Act or the Exchange Act:

     (a) The Sellers hold, and are in compliance with, all of the permits, licenses and governmental authorizations identified in Schedule 5.11, which are all of the permits, licenses and governmental authorizations required for the Sellers to own, operate, maintain, and engage in business related to the Purchased Assets under applicable Environmental Laws (collectively, the "Environmental Permits"), and the Sellers are otherwise in compliance with all applicable Environmental Laws with respect to the Purchased Assets, the operation or maintenance of the Purchased Assets, or the business of the Sellers in connection with the Purchased Assets, except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws which, individually or in the aggregate, are not reasonably likely to create a Material Adverse Effect.

     (b) The Sellers have not received any written request for information or been notified that they are a potentially responsible party under CERCLA or any other Environmental Law, or

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are potentially subject to any judgment, rule, order, writ, injunction, or decree of any court, governmental or regulatory authority under the Clean Environment Act (New Brunswick, Canada) or the Clean Water Act (New Brunswick, Canada), and there are no claims, actions, proceedings or investigations pending or, to the knowledge of Sellers, threatened against Sellers before any court, governmental or regulatory authority or body acting in an adjudicative capacity relating in any way to any Environmental Laws.

     (c) The Sellers have not entered into or agreed to any consent decree or order, and are not subject to any outstanding judgment, decree, or judicial order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law. The representations and warranties made in this Section 5.11 are the Sellers' exclusive representations and warranties relating to environmental matters.

     5.12 Labor Matters. All collective bargaining agreements to which the Sellers are a party or are subject and which relate to the operation or maintenance of the Purchased Assets or the business of the Sellers in connection therewith are identified in Schedule 7.10(b). Solely (in each of the following clauses (a) through (f)) with respect to the operation or maintenance of the Purchased Assets or the business of the Sellers in connection therewith, except to the extent set forth in Schedule 5.12 and except for such matters as will not, individually or in the aggregate, create a Material Adverse Effect (a) the Sellers are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint pending or, to the knowledge of the Sellers, threatened against the Sellers; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Sellers' knowledge threatened against or affecting the Sellers; (d) no question concerning representation has been raised or, to the knowledge of Sellers, is threatened respecting the employees of the Sellers;
(e) no arbitration proceeding arising out of or under collective bargaining agreements is pending against the Sellers; and (f) there are no administrative charges or court complaints against the Sellers concerning alleged employment discrimination or other employment related matters pending or, to the knowledge of Sellers, threatened before the U.S. Equal Employment Opportunity Commission, any administrative tribunals in New Brunswick governing human rights matters, or any governmental or regulatory body or authority.

     5.13 ERISA; Benefit Plans.

     (a) Schedule 5.13(a) lists (i) all "employee pension benefit plans", as defined in Section 3(2) of ERISA, and all "pension plans", as defined in
Section 1(1) of the Pension Benefits Act, including multiemployer plans (of which none exist), established, maintained or contributed to (or previously maintained or contributed to within the last six fiscal years) by the Sellers or any of their ERISA Affiliates for the benefit of current or former employees employed at the Purchased Assets, for the operation or maintenance of the Purchased Assets, or in connection with the business of Sellers relating to the Purchased Assets ("Pension Plans"); (ii) all "employee welfare benefit plans", as defined in Section 3(1) of ERISA, established, maintained or contributed to (or previously maintained or contributed to within the last six fiscal years) by the Sellers or any of their ERISA Affiliates for the benefit of current or former employees employed at the Purchased Assets, for the operation or maintenance of the Purchased Assets, or in connection with the

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

business of Sellers relating to the Purchased Assets ("Welfare Plans"); and
(iii) all bonus, compensation or other fringe benefit plans, programs, and arrangements established, maintained or contributed to (or previously maintained or contributed to within the last six fiscal years) by the Sellers or any of their ERISA Affiliates for the benefit of current or former employees employed at the Purchased Assets, for the operation or maintenance of the Purchased Assets, or in connection with the business of Sellers relating to the Purchased Assets, without regard to the coverage of any such plan, program or arrangement by ERISA or any provision of the Code. The plans, programs and arrangements listed on Schedule 5.13(a) are collectively referred to herein as the "Benefit Plans". Accurate and complete copies of all Benefit Plans and all material employee communications of general application related to such Benefit Plans have been made available to the Buyer.

     (b)  Except as set forth in Schedule 5.13(b):

               (1) No Pension Plan and no ERISA Affiliate Plan has ever incurred an "accumulated funding deficiency", as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, nor incurred a "solvency deficiency", as defined in Section 2 of the General Regulation - Pension Benefits Act, NB Reg. 91-195, as amended;

               (2) None of the Sellers nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063, 4064 or 4069 of ERISA in connection with any Pension Plan that is subject to Title IV of ERISA, and none of the Purchased Assets is subject or potentially subject to a lien under
     Section 4068 of ERISA;

               (3) No Pension Plan and no ERISA Affiliate Plan, and no trust created under any such plan, has been terminated or has commenced voluntary or involuntary termination proceedings under Sections 4041 or 4042 of ERISA or has experienced a "reportable event" as defined in
     Section 4043 of ERISA or has been wound up or commenced voluntary or involuntary wind up proceedings under Sections 60 or 61 of the Pension Benefits Act; and

               (4) The Internal Revenue Service has issued a letter for each Pension Plan that is intended to be qualified determining that such plan is exempt from United States Federal Income Tax under Sections 401(a) and 501(a) of the Code. To the Sellers' knowledge, there has been no occurrence since the date of any such determination letter that has adversely affected (or might reasonably be expected to adversely affect) such qualification and each Pension Plan in form and in operation is in compliance in all respects with all applicable provisions of ERISA and the Code. The Minister of National Revenue has registered each Pension Plan provided for employees of the Sellers employed in New Brunswick, Canada, pursuant to the provisions of the Income Tax Act (Canada). Each Pension Plan in form and operation is in material compliance with applicable provisions of the Pension Benefits Act and the Income Tax Act (Canada).

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

               (5) All contributions or payments required to be made as of or before the Closing Date by the Sellers to, for, or in respect of the Benefit Plans, the IBEW Agreements, and the Pension Benefits Act have been made.

     (c) None of the Sellers nor any ERISA Affiliate has engaged in any transaction to avoid or evade liability within the meaning of Section 4069(b) of ERISA. No Benefit Plan and no ERISA Affiliate Plan is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA or Section 1(1) of the Pension Benefits Act, or a single-employer plan under multiple controlled groups, within the meaning of Sections 4063-64 of ERISA.

     (d) Each Welfare Plan has been maintained in accordance with the requirements of ERISA and other applicable law. In addition, each of the Sellers that maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has materially complied in good faith with the applicable requirements of COBRA and HIPAA.

     (e) Except as set forth in Schedule 5.13(b), none of the Sellers, any ERISA Affiliate, any Benefit Plan that is subject to ERISA, Section 4975 of the Code, or the Pension Benefits Act, or any fiduciary, party in interest, disqualified person, affiliate or related person, with respect to any Benefit Plan has engaged or caused any such Benefit Plan to engage in any transaction prohibited by Section 406 or Section 407(a) of ERISA or Section 4975 of the Code, unless an appropriate exemption or exemptions have been obtained therefor under Section 408 of ERISA and Section 4975 of the Code, or prohibited by Section 44 of the General Regulation - Pension Benefits Act, NB Reg. 91-195, as amended.

     (f) With the exception of routine claims for benefits, including associated appeals and disputes of denied claims, arising in the ordinary course of administration of the Benefit Plans, no material claims, assessments, investigations, or proceedings in arbitration or litigation, or by or before the Superintendent of Pensions of the Province of New Brunswick or the Labour and Employment Board (New Brunswick), relating to or arising under any Benefit Plan are pending or, to the knowledge of Sellers, threatened against any Seller, any ERISA Affiliate, any Benefit Plan, or any trust or other funding arrangement created under or established as part of any Benefit Plan, or against any trustee, fiduciary, custodian, administrator, or any other Person, and the Sellers have no basis to anticipate that any such claim or claims exist.

     (g) Except as set forth on Schedule 5.13(a), Seller does not maintain, provide or contribute to a post-retirement welfare benefit plan (including, without limitation, post-retirement medical benefits for or on behalf of current or former employees employed at the Purchased Assets, for the operation and maintenance of the Purchased Assets, or in connection with the business of Sellers relating to the Purchased Assets).

     5.14 Condemnation. Except as set forth in Schedule 5.14, neither the whole nor any part of the Real Estate or any other real property or rights leased, used or occupied by the Sellers in connection with the ownership or operation of the Purchased Assets is subject to any outstanding order by any public authority to be sold, or any pending suit for condemnation or other taking by any public authority, and to the knowledge of Sellers, no such condemnation or other taking has been threatened.

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

     5.15 Certain Contracts and Arrangements.

     (a) Except (i) as listed in Schedule 5.15(a) or 7.10(b), (ii) for contracts, agreements, personal property leases, commitments, understandings or instruments under which all rights, benefits, duties and obligations, contingent or otherwise, of any party or beneficiary will expire on or prior to the Closing Date, and (iii) for agreements with suppliers entered into in the ordinary course of business that in each case (x) do not provide for annual payments of more than $1,000 and (y) are not material to the operation or condition (financial or otherwise) of the Purchased Assets or the business of the Sellers in connection therewith, the Sellers are not a party to any written contract (including, without limitation, any employment contract), agreement, personal property lease, commitment, understanding or instrument relating to the business or operations of the Purchased Assets. Accurate and complete copies of all Sellers' Agreements have been made available to Buyer.

     (b) Except as disclosed in Schedule 5.15(b), each Sellers' Agreement (i) constitutes a valid and binding obligation of MPS or MNB, and to the knowledge of the Sellers constitutes a valid and binding obligation of the other parties thereto, (ii) is in full force and effect, and no notice of termination has been delivered by any party thereunder, and (iii) may be transferred to the Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder. Without limitation of the foregoing, (i) no consent of The Perth-Andover Electric Light Commission is required for the valid transfer and assignment to the Buyer of the Agreement between MNB and The Perth-Andover Electric Light Commission dated December 7, 1993 (which became effective on January 2, 1995), and (ii) no consent of any other Owner of the Wyman Station is required for the valid transfer and assignment to the Buyer of MPS's right, title and interest in and to the Wyman Agreements and such transfer and assignment will not give rise to any right of first refusal in favor of any other such Owner under any of the Wyman Agreements.

     (c) Except as set forth in Schedule 5.15(c), there is not, under any of the Sellers' Agreements, any default or event which, with notice or lapse of time or both, would (i) constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect, (ii) would give rise to an automatic termination, or the right of discretionary termination, thereof, or
(iii) would cause the acceleration of any of the Sellers' obligations or result in the creation of any Encumbrance on any of the Purchased Assets.

     5.16 Legal Proceedings, etc. Except as set forth in Schedule 5.16 or in any public filing made by MPS pursuant to the Securities Act or the Exchange Act, there are no claims, actions, proceedings or investigations pending or, to the knowledge of Sellers, threatened against or relating to the Sellers before any court, governmental or regulatory authority or body acting in an adjudicative capacity, which, if adversely determined, individually or in the aggregate, would create a Material Adverse Effect. Except as set forth in
Schedule 5.16 or in any public filing made by MPS pursuant to the Securities Act or the Exchange Act, the Sellers are not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, governmental or


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

regulatory authority which, individually or in the aggregate, would create a Material Adverse Effect.

     5.17 Permits. All permits, licenses, franchises and other governmental authorizations, consents and approvals, other than the Environmental Permits, necessary to own or otherwise utilize, operate or maintain, or engage in the business of the Sellers in connection with, the Purchased Assets as presently conducted, are identified in Schedule 5.17 (collectively, the "Required Permits"). Except as set forth in Schedule 5.17, the Sellers have not received any written notification that they are, or in the future may be considered to be, in violation of any of the Required Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to any Required Permits, except for notifications of violations which would not, individually or in the aggregate, create a Material Adverse Effect. The Sellers are in compliance with all Required Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to it, except for violations which, individually or in the aggregate, do not create a Material Adverse Effect.

     5.18 Regulation as a Utility. MPS is an exempt public utility holding company within the meaning of the Holding Company Act. MPS is subject to regulation in the United States as a public utility or public service company (or similar designation other than as an Exempt Wholesale Generator within the meaning of the Holding Company Act) only by FERC and the PUC; MPS is not subject to regulation in Canada. MNB is subject to regulation in Canada as a public utility only by the New Brunswick Board of Commissioners of Public Utilities, and is subject to regulation by the National Energy Board with respect to the international export of electricity and the construction and operation of international power transmission lines and infrastructure; MNB is not subject to regulation in the United States.

     5.19 Taxes. With respect to the Purchased Assets and the business of the Sellers associated with the Purchased Assets, (i) all Tax Returns required to be filed other than those Tax Returns the failure of which to file would not create a Material Adverse Effect have been filed and, in each case when filed, were true, complete and correct in all material respects, and (ii) all material Taxes shown to be due on such Tax Returns have been paid in full. Except as set forth in Schedule 5.19, no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of the Sellers in respect of the Purchased Assets (nor to the knowledge of Sellers has any such taxing authority threatened to issue such notice or assessment), which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 5.19 is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 5.19, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Purchased Assets for any period. Schedule 5.19 sets forth the taxing jurisdictions in which the Sellers own assets or conduct business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification, or obtain Tax clearances in connection therewith, would either require the Buyer to withhold any portion of the Purchase Price or would subject Buyer to any liability for any Taxes of the Sellers.

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

     5.20 Sufficiency of Purchased Assets. The Purchased Assets constitute all of Sellers' generation assets, other than MPS's Power Purchase Agreement with Wheelabrator-Sherman Energy Company (successor to Signal-Sherman Energy Company, assignee of Sherman Power Company), and the real property that is included within the Houlton Station, and, together with the Continuing Site Agreement and the Interconnection Agreements, are sufficient to allow Buyer, after the Closing, if it has obtained all necessary governmental approvals, to deliver the output of such generation assets to MPS's transmission system at the respective interconnection points specified in the Interconnection Agreements. Without limiting the foregoing, the Purchased Assets shall include all of MPS's right, title and interest under any private and special laws of Maine that relate to the Purchased Assets. As of the Closing Date, the Purchased Assets will meet the standards with respect thereto contained in the Interconnection Agreements and the Continuing Site Agreement. Sellers have reviewed, and are reviewing, their business operations and assets with respect to Year 2000 compliance and, to the best of the Sellers' knowledge, the Purchased Assets do not include any material assets that are not Year 2000 compliant.

     5.21 Buyer's Knowledge. The Sellers shall be deemed to have disclosed hereunder, as if they had set it forth on a schedule hereto, any facts and circumstances known to Buyer as of the date of this Agreement, whether known to Buyer through independent means or through review of Sellers' facilities and records, even if such matter is not listed on any Schedule attached hereto.

     EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS
ARTICLE V, THE PURCHASED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS," AND THE SELLERS ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH PURCHASED ASSETS, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

                                ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Sellers as follows as of the date hereof and on and as of the Closing Date:

     6.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

     6.2 Authority Relative to this Agreement. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the other Closing Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each of the other Closing Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby

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

have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Each of this Agreement and the other Closing Documents to which Buyer is a party has been duly and validly executed and delivered by the Buyer, and assuming that each of this Agreement and such other Closing Documents constitutes a valid and binding agreement of the Sellers, subject to the receipt of the Buyer Required Regulatory Approvals and the Sellers Required Regulatory Approvals, constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

     6.3  Consents and Approvals; No Violation.

     (a) Except as set forth in Schedule 6.3, and other than obtaining the Buyer Required Regulatory Approvals and the Sellers Required Regulatory Approvals, neither the execution and delivery of this Agreement and the other Closing Documents by the Buyer nor the consummation of the transactions contemplated hereby or thereby (including, without limitation, the purchase by the Buyer or its designee of the Purchased Assets and the assumption by the Buyer or its designee of the Assumed Obligations pursuant to this Agreement and the other Closing Documents) will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of the Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

     (b) Except as set forth in Schedule 6.3 and except for (i) qualification of the Buyer and/or each of its designees as an exempt wholesale generator under the Energy Policy Act of 1992, without restriction, including no restriction on sales to Affiliates, (ii) authorization to sell power under
Section 205 of the Federal Power Act, (iii) approval by FERC, under Part I of the Federal Power Act, of the transfer of FERC project licenses related to, and necessary to operate, the Purchased Assets as currently operated, and approval by FERC of market-based rates for Buyer or its designees (or, alternatively, a disclaimer by FERC of jurisdiction under the Federal Power Act as to wholesale sales and either the approval by the State of Maine of market-based rates or a disclaimer by the State of Maine of jurisdiction over wholesale sales by Buyer or its designees), (iv) approval by the SEC pursuant to Section 9(a)(1) of the Holding Company Act if WPS Resources Corporation is required to register as a public utility holding company under the Holding Company Act prior to the Closing Date, (v) approval of the Department of Energy, Economic Regulatory Administration to export electricity to Canada from the United States, (vi) approval of the Superintendent of Pensions of the Province of New Brunswick of the establishment of any pension plan by Buyer or its designee in respect of its Canadian employees, (vii) any PUC approval or approval by the Lieutenant-Governor in Council of New Brunswick or

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the approval of the Board of Commissioners of Public Utilities of the Province
of New Brunswick necessary for the Sellers to transfer any Purchased Assets in Maine or New Brunswick and for the Buyer or its designee to purchase the Purchased Assets or assume the Assumed Obligations in Maine or New Brunswick, and (viii) any necessary approval of the National Energy Board to export electricity from Canada to the United States and to operate international power transmission infrastructure as currently carried on in the conduct of the business of MNB in connection with the Purchased Assets (the filings and approvals referred to in clauses (i) through (viii) are collectively referred to as the "Buyer Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Buyer of the transactions contemplated hereby.

     6.4 Regulation as a Utility. The Buyer is not subject to regulation as a public utility or public service company (or similar designation other than as an Exempt Wholesale Generator within the meaning of the Holding Company
Act) by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

     6.5  Disclosure.  Buyer has reviewed all materials identified on Schedule
6.5 in the form provided by Sellers to Buyer, and has had the opportunity to ask questions of Sellers' officers and employees and to undertake such review as it has deemed necessary or advisable with respect to the Purchased Assets, the Assumed Obligations and Sellers' operations.

                                ARTICLE VII

                         COVENANTS OF THE PARTIES

     7.1  Conduct of Business Relating to the Purchased Assets.

     (a) Except as described in Schedule 7.1, during the period from the date of this Agreement to the Closing Date, the Sellers will operate the Purchased Assets and related businesses in the usual, regular and ordinary course consistent with good industry practice and shall use all commercially reasonable efforts to preserve intact the Purchased Assets and the businesses related thereto, and endeavor to preserve the goodwill and relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Schedule 7.1, prior to the Closing Date, without the prior written consent of the Buyer, the Sellers will not with respect to the Purchased Assets and related businesses, except in each case in the ordinary course of the Sellers' businesses:

               (1) except for (1) Permitted Encumbrances and (2) indebtedness constituting Excluded Liabilities that does not create an Encumbrance on the Purchased Assets that will continue beyond the Closing Date, create, incur, assume or suffer to exist any indebtedness for borrowed money (including obligations in respect of capital leases);

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               (2)  make any material change in the levels of fuel inventory and stores inventory customarily maintained by the Sellers with respect to the Purchased Assets, other than consistent with good industry practice;

               (3) sell, lease (as lessor), transfer or otherwise dispose of, any of the Purchased Assets, other than assets used, consumed or replaced in the ordinary course of business consistent with good industry practice;

               (4) terminate, extend or otherwise materially amend any of the Sellers' Agreements, any other contracts, agreements, personal property leases, commitments, understandings, instruments, or real property leases to the extent any such extension or amendment would require such item to be disclosed on Schedule 5.9 or 5.15(a), or waive any material default by, or release, settle or compromise any material claim against, any other party thereto;

               (5) enter into, terminate, extend or otherwise amend any real or personal property Tax agreement, treaty or settlement;

               (6) execute, enter into, terminate or otherwise amend any of the Required Permits or the Environmental Permits, other than routine renewals or non-material modifications or amendments; and

               (7) with respect to the Purchased Assets and related businesses, (x) amend in a material, adverse way, or cancel any liability or casualty insurance policies related thereto, (y) compromise, settle, withdraw, release or abate any material claims made or accruing thereunder or (z) fail to maintain by self insurance or with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such assets and businesses.

     (b) Notwithstanding anything in Section 7.1(a) to the contrary, the Sellers may, in their sole discretion, make (i) Maintenance Expenditures and Capital Expenditures (provided that the Buyer shall not be liable for any such expenditures in excess of the Maintenance and Capital Expenditures Amount), and (ii) at the Sellers' expense, such other maintenance and capital expenditures as the Sellers deem necessary.

     (c) A committee comprised of one Person designated by the Sellers and one Person designated by the Buyer, and such additional Persons as may be appointed by the Persons originally appointed to such committee (the "Transition Committee") will be established as soon after execution of this Agreement as is practicable to examine the business issues affecting the Purchased Assets and related businesses of the Sellers after the date hereof, giving emphasis to cooperation between the Buyer and the Sellers after the execution of this Agreement. From time to time, the Transition Committee shall report its findings to the senior management of each of MPS and the Buyer.

     (d) Between the date of this Agreement and the Closing Date, in the interest of cooperation between the Sellers and the Buyer and to permit informed action by the Buyer

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regarding its rights pursuant to Section 7.1(a) to grant, consent or to waive prohibitions or limitations under Section 7.1(a), the parties agree as follows. At the sole responsibility and expense of the Buyer, the Sellers will permit designated employees ("Observers") of the Buyer to observe all operations of the Sellers that relate to the Purchased Assets and related businesses, and to observe discussions with third parties relating solely to the Purchased Assets (not including discussions with legal counsel or accountants), and such observation will be permitted on a cooperative basis in the presence of personnel of the Sellers but not restricted to the normal business hours of the Sellers; provided, however, that such Observers and their actions shall not unreasonably interfere with the operation of the Sellers' business. The Buyer's Observers may recommend or suggest actions be taken or not be taken by the Sellers; provided, however, that the Sellers will be under no obligation to follow any such recommendations or suggestions and the Sellers shall be entitled, subject to this Agreement, to conduct their business in accordance with their own judgment and discretion. The Buyer's Observers shall have no authority to bind or make agreements on behalf of the Sellers; to conduct discussions with or make representations to third parties on behalf of the Sellers; or to issue instructions to or direct or exercise authority over the Sellers or any of the Sellers' officers, employees, advisors or agents.

     7.2  Access to Information.

     (a) Between the date of this Agreement and the Closing Date, the Sellers will, during ordinary business hours and upon reasonable notice (i) give the Buyer and the Buyer Representatives reasonable access to all books, records, plants, offices and other facilities and properties constituting the Purchased Assets or relating to the Assumed Obligations to which the Buyer is not denied access by law; (ii) permit the Buyer to make such reasonable inspections thereof as the Buyer may reasonably request; (iii) furnish the Buyer with such financial and operating data and other information with respect to the Purchased Assets or the Assumed Obligations as the Buyer may from time to time reasonably request; (iv) furnish the Buyer a copy of each material report, schedule or other document filed or received by them with respect to the Purchased Assets or the Assumed Obligations with the SEC, PUC, DEP, FERC, the National Energy Board, the Board of Commissioners of Public Utilities of the Province of New Brunswick, or the Superintendent of Pensions of the Province of New Brunswick; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) the Sellers shall not be required to take any action which would constitute a waiver of the attorney-client privilege and
(C) the Sellers need not supply the Buyer with any information which the Sellers are under a legal obligation not to supply. Notwithstanding anything in this Section 7.2 to the contrary, (i) the Sellers will only furnish or provide such access to Transferring Employee Records and personnel and medical records as is permitted or required by law, legal process or subpoena and (ii) the Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on, or underneath the Purchased Assets, except as set forth on Schedule 7.2 hereof.

     (b) All information furnished to or obtained by the Buyer and the Buyer's Representatives pursuant to this Section 7.2 shall be subject to the provisions of the Confidentiality Agreement and shall be treated as "Proprietary Information" (as defined in the Confidentiality Agreement).


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

     (c) For a period of six years after the Closing Date, each party and their representatives shall have reasonable access to all of the books and records of the Purchased Assets, including all Transferring Employee Records or other personnel and medical records permitted or required by law, legal process or subpoena, in the possession of the other party or parties to the extent that such access may reasonably be required by such party in connection with the Assumed Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Purchased Assets. Such access shall be afforded by the party or parties in possession of such books and records upon receipt of reasonable advance notice and during normal business hours. The party or parties exercising this right of access shall be solely responsible for any costs or expenses incurred by it or them pursuant to this
Section 7.2(c). If the party or parties in possession of such books and records shall desire to dispose of any such books and records upon or prior to the expiration of such six-year period, such party or parties shall, prior to such disposition, give the other party or parties a reasonable opportunity at such other party's or parties' expense, to segregate and remove such books and records as such other party or parties may select.

     (d)  Notwithstanding the terms of the Confidentiality Agreement and
Section 7.2(b) above, the parties agree that prior to the Closing the Buyer may reveal or disclose Proprietary Information to any other Persons in connection with financing, and risk management if reasonably necessary, of or with respect to the Purchased Assets, and to such Persons with whom the Buyer expects it may have business dealings regarding the Purchased Assets from and after the Closing Date, and, to the extent that the Sellers consent (which consent shall not be unreasonably withheld) to existing and potential customers and suppliers, in each case only so long as such other parties enter into confidentiality agreements in favor of MPS on terms satisfactory to MPS.

     (e) Except as required by law, unless otherwise agreed to in writing by the Buyer, for a period commencing on the Closing Date and terminating three years after such date the Sellers shall keep (i) all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any Person other than Sellers' Representatives who are actively and directly participating in the transactions contemplated hereby or who otherwise need to know the Proprietary Information for such purpose and to cause those Persons to observe the terms of this Section 7.2(e) and (ii) not to use Proprietary Information for any purpose other than consistent with the terms of this Agreement and the other Closing Documents. The Sellers shall continue to hold all Proprietary Information according to the same internal security procedures and with the same degree of care regarding its secrecy and confidentiality as currently applicable thereto. The Sellers shall notify the Buyer of any unauthorized disclosure to third parties that it discovers, and shall endeavor to prevent any further such disclosures. The Sellers shall be responsible for any breach of the terms of this Section 7.2(e) by the Sellers or the Sellers' Representatives.

     After the Closing Date, in the event that the Sellers are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information, or any other information concerning the Purchased Assets, or the transactions contemplated hereby, the Sellers shall provide the Buyer with prompt notice of such request or requirement in order to enable the Buyer to seek an appropriate protective order or other remedy, to consult with the Sellers with respect to taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in

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

part, with the terms of this Section 7.2(e). The Sellers agree not to oppose any action by the Buyer to obtain a protective order or other appropriate remedy after the Closing Date. In the event that no such protective order or other remedy is obtained, or that the Buyer waives compliance with the terms of this Section 7.2(e), the Sellers shall furnish only that portion of the Proprietary Information which the Sellers are advised by counsel is legally required. In any such event the Sellers shall use their reasonable best efforts to ensure that all Proprietary Information and other information that is so disclosed will be accorded confidential treatment.

     (f) The parties agree that the Confidentiality Agreement will terminate, without further act or evidence by the parties, upon consummation of the Closing.

     7.3 Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

     7.4  Further Assurances.

     (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement, including without limitation using its best efforts to ensure satisfaction of the conditions precedent to each party's obligations hereunder. Notwithstanding anything in the previous sentence to the contrary, the Sellers and the Buyer shall use their commercially reasonable efforts to obtain all Permits and Environmental Permits necessary for the Buyer to own, operate and maintain the Purchased Assets and to deliver the output thereof to MPS's transmission system at the respective interconnection points specified in the Interconnection Agreements. Neither of the parties hereto will, without prior written consent of the other party, take or fail to take any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time after the date hereof, without further consideration, the Sellers will, at their own expense, execute and deliver such documents to the Buyer or its designee as the Buyer may reasonably request in order to more effectively vest in the Buyer the Sellers' title to the Purchased Assets subject only to Permitted Encumbrances. Without limiting the foregoing, the Sellers shall cooperate with the Buyer in the Buyer's efforts to cure or remove any defects or Encumbrances existing with respect to the Real Estate that the Buyer reasonably deems objectionable; provided, however, that in connection therewith the Sellers shall not be under any obligation to initiate legal action or to incur expense other than reasonable administrative and out-of-pocket expenses. From time to time after the date hereof, the Buyer will, at its own expense, execute and deliver such documents to the Sellers as the Sellers may reasonably request in order to more effectively consummate the sale of the Purchased Assets pursuant to this Agreement.

     (b) To the extent that the Sellers' rights under any Sellers' Agreement may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would

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

constitute a breach thereof or be unlawful, and the Sellers, at their expense, shall use their commercially reasonable efforts to obtain any such required consents as promptly as possible. The Sellers and the Buyer agree that if any consent to an assignment of any Sellers' Agreement shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer's or its designee's rights and obligations under the Sellers' Agreement in question so that the Buyer or its designee would not in effect acquire the benefit of all such rights and obligations, the Sellers, to the maximum extent permitted by law and such Sellers' Agreement, shall after the Closing (assuming that the Buyer, in its sole and absolute discretion, waives in writing the condition precedent to Closing set forth in Section 8.2(k)), appoint the Buyer or its designee to be the Sellers' representative and agent with respect to such Sellers' Agreement, and the Sellers shall, to the maximum extent permitted by law and such Sellers' Agreement, enter into such reasonable arrangements with the Buyer or its designee as are necessary to provide the Buyer or its designee with the benefits and obligations of such Sellers' Agreement. The Sellers and the Buyer shall cooperate and shall each use their commercially reasonable efforts after the Closing to obtain an assignment of such Sellers' Agreement to the Buyer or its designee.

     7.5 Public Statements. The parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law and except that the parties may make public announcements, statements or other disclosures with respect to this Agreement and the transactions contemplated hereby to the extent and under the circumstances in which the parties are expressly permitted by the Confidentiality Agreement to make disclosures of "Proprietary Information" (as defined in the Confidentiality Agreement).

     7.6  Consents and Approvals; Financing.

     (a) The Sellers and the Buyer agree that there is no need to file with the Federal Trade Commission or the United States Department of Justice any notifications under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby.

     (b) The Sellers and the Buyer shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all commercially reasonable efforts to obtain the transfer or reissuance to the Buyer of all necessary Transferable Permits, consents, approvals and authorizations of all governmental bodies and
(iv) use all commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Sellers or the Buyer is a party or by which any of them is bound. Each of the Sellers and the Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this

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

Agreement which appear in any filing made in connection with the transactions contemplated hereby.

     (c) The Sellers and the Buyer shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state, provincial and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which the Buyer would otherwise be liable for any Tax liabilities of the Sellers pursuant to such state and local Tax law.

     (d) Notwithstanding anything herein to the contrary, the Sellers shall use all commercially reasonable efforts to assist Buyer in obtaining all third party consents (including, without limitation, consents to the collateral assignment in favor of the Buyer's lenders of contracts or agreements included in the Purchased Assets), agreements, certificates, opinions, and other documents or instruments reasonably requested by the Buyer's lenders in connection with the financing, on a non- or limited recourse basis or otherwise, of Buyer's acquisition of the Purchased Assets hereunder, all of which shall be at Buyer's sole cost and expense to the extent that any such items are not otherwise required of Sellers hereunder or under any of the Closing Documents. From time to time after the date hereof, without further consideration, the Sellers will, at their own expense, execute and/or deliver such consents (including, without limitation, consents to the collateral assignment in favor of the Buyer's lenders of the Closing Documents), agreements, certificates, opinions, and other documents or instruments to the Buyer's lenders as the Buyer's lenders may reasonably request in connection with the financing, on a non- or limited recourse basis or otherwise, of Buyer's acquisition of the Purchased Assets hereunder. Sellers acknowledge that Buyer intends to obtain financing, on a non- or limited recourse basis or otherwise and on terms and conditions acceptable to Buyer, of Buyer's acquisition of the Purchased Assets hereunder and Buyer confirms that obtaining such financing is not a condition precedent to its obligations hereunder.

     7.7 Fees and Commissions. The Sellers and the Buyer each represent and warrant to the other that no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the party making such representation. The Sellers and the Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by such party.

     7.8  Tax Matters.

     (a) All transfer and sales taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Sellers, other than Maine real estate transfer taxes which shall be paid equally by Buyer and MPS, and MPS, at its own expense, will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales taxes, and, if required by applicable law, the Buyer will join in the execution of any such Tax Returns or other documentation. Prior to the Closing Date, MPS will provide to the Buyer, to the extent possible, an appropriate certificate of no Tax

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

incurred in connection with this Agreement and the transactions contemplated hereby, from each applicable taxing authority.

     (b) With respect to Taxes to be prorated in accordance with Section 3.5 of this Agreement only, the Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Purchased Assets, if any, for the period in which such Taxes must be reported, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. The Buyer's preparation of any such Tax Returns shall be subject to the Sellers' approval, which approval shall not be unreasonably withheld. The Buyer shall make such Tax Returns available for the Sellers' review and approval no later than fifteen (15) Business Days prior to the due date for filing such Tax Return. Within ten (10) Business Days after receipt of such Tax Return, the Sellers shall pay to the Buyer their proportionate share of the amount shown as due on such Tax Return determined in accordance with Section 3.5 of this Agreement.

     (c) Each of the Buyer and the Sellers shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 7.8(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

     7.9 Supplements to Schedules. Prior to the Closing Date, the Sellers and the Buyer shall supplement or amend the Schedules referenced in this Agreement with respect to any matter relating to the subject matter thereof hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of any Schedule made pursuant to this Section shall be deemed to cure any breach of, or expand or limit the scope of, or otherwise modify or affect any representation or warranty made in this Agreement unless the parties agree thereto in writing.

     7.10 Employees.

     (a) During the period beginning on the date of this Agreement and ending on the Closing Date (the "Buyer's Window"), the Buyer or its designee may offer employment, effective as of the Closing Date, to employees of the Sellers who are presently employed principally in connection with the ownership, operation, or maintenance of the Purchased Assets, and who are assigned to the departments listed in Schedule 7.10(a) and listed individually in such Schedule 7.10(a) (all such employees hereinafter referred to individually as an "Employee" and collectively as "Employees"); provided, however, that if any such individual ceases to be employed by either of the Sellers after the date hereof, Buyer or its designee may offer employment during the Buyer's Window, effective as of the Closing Date, to any individual or individuals who, in general, performs the functions and duties of such departed individual (and any such replacement individual or individuals, as the case may be, shall be deemed an "Employee" for the purposes of this
Section 7.10).

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

     All such offers of employment shall be made (i) in accordance with all applicable laws and regulations, and (ii) for Employees represented by the International Brotherhood of Electrical Workers ("IBEW"), in accordance with the applicable IBEW Agreements (or any replacement or extension thereof as in effect at such time). (Each person who becomes employed by the Buyer or its designee as of the Closing Date pursuant to this Section 7.10 shall be referred to herein as a "Transferred Employee.")

     During the Buyer's Window, the Sellers will refrain from offering post-Closing employment to any of the Employees without the prior consent of the Buyer, other than those Employees who the Buyer indicates in writing it does not intend to hire. Buyer shall in good faith notify Seller as soon as possible regarding those employees who the Buyer does not intend to offer employment. The Buyer shall not solicit, directly or indirectly, for employment any employees of the Sellers at any time beginning on the date hereof and up to and including the second anniversary of the Closing Date, other than offers to Employees made during the Buyer's Window.

     Subject to the provisions set forth below, the Sellers shall not, at any time beginning at the end of the Buyer's Window and ending on the second anniversary of the Closing Date, solicit, directly or indirectly, for employment any Employee who accepted a position with the Buyer or its designee within the Buyer's Window. In the event the Buyer or its designee decides to terminate the employment of one or more of the Transferred Employees on or before 12 months following the Closing Date, Buyer or its designee shall provide Sellers with at least seventy-five (75) days advance written notice, following which Sellers shall have the right to offer employment to any such affected Transferred Employee, such employment to commence no sooner than the effective date of the Transferred Employee's employment termination with Buyer or its designee, as the case may be.

     With respect to any Employee who does not receive an offer of employment from the Buyer or its designee, the Sellers shall be responsible for providing such Employees with any benefits under the Sellers' Employee Transition Plan, which such Employees may be entitled to receive under the terms of said Plan. If, for any reason, any Employee has received severance benefits under the Sellers' Employee Transition Plan and is subsequently employed by Buyer at any time on or before the one (1) year anniversary of the Closing Date, Buyer shall reimburse the Sellers for the cost of any such severance benefits, whether such severance benefits are provided in cash or in kind.

     (b) Schedule 7.10(b) sets forth all of the collective bargaining agreements, and amendments thereto, to which the Sellers are a party with the IBEW in connection with the Purchased Assets (the "IBEW Agreements"). With respect to Transferred Employees who are included in the collective bargaining units covered by the IBEW Agreements (the "Transferred IBEW Employees"), as of the Closing Date the Buyer or its designee will assume the IBEW Agreements as they relate to Transferred IBEW Employees. The Buyer or its designee shall comply with all applicable obligations under the IBEW Agreements and will accept and fulfill all obligations under the IBEW Agreements, together with any revisions and/or extensions thereto, including, but not limited to, the obligation of Buyer or its designee to recognize the IBEW as the collective bargaining agent for the Transferred IBEW Employees. Transferred IBEW Employees

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

shall be given credit for prior service with the Sellers for all purposes under the IBEW Agreements.

     (c)  For the period commencing on the Closing Date and ending
December 31, 2001, the Buyer or its designee shall provide all Transferred Employees who remain in its employ and who are not IBEW Employees ("Transferred Non-Union Employees") with total salary, benefits and opportunities for bonuses which is, in the aggregate, comparable to the total salary, benefits and opportunities for bonuses provided to such Employees by the Sellers immediately prior to the Closing Date. Nothing herein shall be deemed to guarantee a Transferred Employee continued employment with the Buyer or its designee for any definite period of time.

     (d) As of the Closing Date, all Transferred Employees shall, except as otherwise provided in this Section 7.10 or required by applicable law, cease to participate in the Welfare Plans and shall commence to participate in the employee welfare benefit plans, programs, and arrangements of the Buyer and its Affiliates, without regard to the coverage of any such plan, program, or arrangement by ERISA or any provision of the Code (the "Replacement Welfare Plans") on at least the same terms and conditions as similarly situated employees of the Buyer. The Buyer shall (i) waive or cause to be waived, except to the extent that such waiver is precluded by applicable law, any waiting period, probationary period, pre-existing condition exclusion, evidence of insurability requirement, or similar condition with respect to Transferred Employees under the Replacement Welfare Plans, other than, but only to the extent of, any waiting period, probationary period, pre-existing condition exclusion, evidence of insurability requirement, or similar condition that was in effect with respect to any such Transferred Employee under a Welfare Plan of the Seller and that had not been satisfied by such individual as of the Closing Date, and (ii) provide each such Transferred Employee with credit for satisfaction of any deductible, co-payment, or similar out-of-pocket payment requirement under the Replacement Welfare Plans to the extent of the deductible, co-payments, and similar out-of- pocket payments paid prior to the Closing Date under the Sellers' Welfare Plans (on a pro-rata basis in the event of a difference in plan years).

     (e) The Buyer shall credit the service of each Transferred Non-Union Employee with the Sellers and their Affiliates, including, without limitation, accrued vacation and sick time, for purposes of eligibility, participation, vesting, and accrual of or entitlement to benefits under all employee benefit plans, programs, and arrangements of the Buyer and its Affiliates, without regard to the coverage of any such plan, program, or arrangement by ERISA or any provision of the Code ("Buyer Benefit Plans") in which they become participants to the same extent as if such service had been performed for the Buyer or its designee; provided that the benefits provided under the Buyer Benefit Plans may be offset by the nonforfeitable benefits previously provided by the Sellers or the Sellers' Benefit Plans with respect to the same period of service.

     (f) Each Transferred Non-Union Employee who is eligible to participate in the Maine Public Service Company Non-Union Retirement Savings Plan ("Sellers' Non-Union 401(k) Plan") immediately before the Closing Date shall be eligible to participate in Wisconsin Public Service Corporation Administrative Employees' Savings Plan, a tax-qualified defined contribution plan including a cash-or-deferred arrangement of the Buyer or one of its Affiliates ("Buyer's 401(k) Plan") as of the Closing Date. The Buyer shall take any and all necessary action to cause the

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trustee of a tax-qualified defined contribution plan of the Buyer or one of its Affiliates, if requested to do so by a Transferred Non-Union Employee, to accept a direct "rollover" of all or a portion of said employee's distribution from the Sellers' Non-Union 401(k) Plan.

     (g) The Buyer shall make (or cause to be made) any and all amendments to its employee benefit plans, programs, and arrangements necessary to give effect to its obligations under this Agreement, which amendments shall be effective as of the Closing Date and delivered to the Sellers within a reasonable time after the Closing Date.

     (h) Provided Buyer has given Sellers at least seventy-five (75) days advance written notice and Sellers have not extended an offer of comparable employment, the Buyer shall pay to each Transferred Employee whose employment is involuntarily terminated by the Buyer or its designee within 12 months after the Closing Date, (except where such employment is terminated for cause, unless such cause is beyond the control of the Transferred Employee as in the case of a layoff for lack of work), the severance benefits that would have been provided to such individual upon such termination by the Sellers under the Sellers' Employee Transition Plan to the extent identified as to nature and amount in the Sellers' Employee Transition Plan, had such individual remained continuously employed by the Sellers and had been eligible under, and covered by, such plan on the date of such termination; the Seller will reimburse Buyer for the cost of such severance benefits. With respect to each Transferred Employee whose employment is involuntarily terminated by the Buyer or its designee on or after 12 months following the Closing Date but on or before December 31, 2001 (except where such employment is terminated for cause, unless such cause is beyond the control of the Transferred Employee as in the case of a layoff for lack of work), Buyer or its designees shall pay the severance benefits that would have been provided to such individual upon such termination by the Sellers under the Sellers' Employee Transition Plan to the extent identified as to nature and amount in the Sellers' Employee Transition Plan, had such individual remained continuously employed by the Sellers and had been eligible under, and covered by, such plan on the date of such termination.

     (i) Subject to the other provisions of this Section 7.10, and except as specifically provided to the contrary in this Agreement:

          (1) The Sellers, and not the Buyer or its designee, shall be responsible and shall assume any and all liability for (A) all compensation, benefits, and perquisites of any kind due any Transferred Employee on account of employment by the Sellers before the Closing Date, or the termination of employment by the Sellers, including, but not limited to, continuation of health care coverage pursuant to COBRA and compliance with HIPAA; and (B) all notices, payments, fines, taxes or assessments due to any governmental authority pursuant to any applicable foreign, federal, state, provincial or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees employed at the Purchased Assets, including, but not limited to, the WARN Act, the Employment Standards Act (New Brunswick), and any rules or regulations that have been issued in connection with any of the foregoing.

          (2) The Buyer, and not the Sellers, shall be responsible and shall assume any and all liability for (A) all compensation, benefits, and perquisites of any kind due any Transferred Employee on account of employment by the Buyer or its designee on and after the Closing Date,

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or the termination of employment by the Buyer or its designee, including, but not limited to, continuation of health care coverage pursuant to COBRA and compliance with HIPAA; and (B) all notices, payments, fines, taxes or assessments due to any governmental authority pursuant to any applicable foreign, federal, state, provincial or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of Transferred Employees by the Buyer or its designee, including, but not limited to, the WARN Act, the Employment Standards Act (New Brunswick), and any rules or regulations that have been issued in connection with any of the foregoing.

     (j) The Sellers acknowledge that the benefits identified in the Sellers' Employee Transition Plan are intended to cover all benefits that the Transferred Employees are entitled to by law and the IBEW Agreements. In the event that any Transferred Employee successfully claims in a court of competent jurisdiction that, under applicable law or the IBEW Agreements, severance benefits are due to such Transferred Employee in addition to those benefits identified as to nature and amount in the Sellers' Employee Transition Plan, then the Sellers shall pay directly or reimburse the Buyer for costs and expenses related to any additional benefits actually paid to such Transferred Employee (as well as costs and expenses associated with defending such action brought by such Transferred Employee) by the Buyer or its Affiliates; provided however, that the Sellers shall only be required to make any such payment or reimbursement if such benefits (A) arise out of such Transferred Employee's employment with the Sellers, and (B) are not due to some act or omission by the Buyer or any of its Affiliates. The Buyer and the Sellers agree that the terms of Section 9.2 hereof shall apply to this Section 7.10(j) as if set forth herein.

     7.11 Risk of Loss.

     (a) From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Purchased Assets shall be borne by the Sellers.

     (b) If, before the Closing Date all or any portion of the Purchased Assets are taken by eminent domain or expropriation or become the subject of a pending or (to the knowledge of the Sellers) contemplated taking which has not been consummated, the Sellers shall notify the Buyer promptly in writing of such fact. If such taking would create a Material Adverse Effect, the Buyer and the Sellers shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transaction contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Sellers have notified the Buyer of such taking, then the Buyer or the Sellers may terminate this Agreement pursuant to Section 10.1(f).

     (c) If, before the Closing Date all or any material portion of the Purchased Assets are damaged or destroyed by fire or other casualty, the Sellers shall notify the Buyer promptly in writing of such fact. If such damage or destruction would create a Material Adverse Effect and the Sellers have not notified Buyer of their intention to cure such damage or destruction within fifteen (15) days after its occurrence, the Buyer and the Sellers shall negotiate in good faith to settle the loss resulting from such casualty (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the

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transactions contemplated by this Agreement pursuant to the terms of this
Agreement. If (i) no such settlement is reached within sixty (60) days after the Sellers have notified the Buyer of such casualty, or (ii) Sellers have notified Buyer of their intention to cure in accordance with the preceding sentence, but (x) Sellers have not proceeded diligently and in good faith to promptly cure such damage or destruction, or (y) such cure is not completed to Buyer's reasonable satisfaction not less than 60 days prior to the Termination Date, then the Buyer or the Sellers may terminate this Agreement pursuant to
Section 10.1(f).

     7.12 Real Estate Title; Title Insurance; Surveys.

     (a) Buyer is currently in the process of obtaining title insurance commitments, and Sellers are currently in the process of obtaining surveys, for the Real Estate. Both parties shall diligently pursue the completion of such matters and each agrees to cooperate with the other toward the goal of providing a complete set of surveys and title insurance commitments for the Real Estate meeting the requirements of this Section 7.12 as soon as is practicable but in any event within sixty (60) days after the date hereof. The date on which such materials are completed shall be referred to as the "Initial Title Review Date".

     (b) Within sixty (60) days after the Initial Title Review Date, the Buyer shall notify the Sellers in writing of any defects in title that would make the Sellers unable to convey good and marketable title to the Real Estate free of Encumbrances other than Permitted Encumbrances, whether such defects are disclosed herein or in the surveys and title commitments referred to above (any of which is called herein a "Defect of Title"). The Buyer shall be deemed to have waived any objection to any Defect of Title that existed as of the effective date of the title insurance commitments that are provided on the Initial Title Review Date if the Buyer fails to notify the Sellers of such Defect of Title within such sixty-day period. If Sellers notify Buyer that they are, despite reasonable efforts, unable to cure a Defect of Title (including obtaining affirmative coverage through Buyer's title insurance company) then Buyer shall elect, within thirty (30) days after receipt of Seller's notice, either (i) to accept title to the Real Estate subject to the uncured Defects of Title, or (ii) if such uncured Defect of Title constitutes a Material Adverse Effect, to terminate this Agreement in accordance with
Section 10.1(e); Buyer's failure to so elect within such time period shall constitute an election to accept title subject to such uncured Defect of Title. With respect to any Defect of Title that does not exist on the effective date of the title insurance commitments that are provided on the Initial Title Review Date, but which arises prior to Closing, the Buyer shall notify the Sellers in writing of any such Defect of Title on or prior to the Closing. The Sellers shall have, at their option, a period of not more than 90 days after receipt of any such notice within which to remedy or cure any such Defect of Title to the reasonable satisfaction of the Buyer. If the Sellers elect to remedy or cure such Defect of Title, then the Closing shall be extended, if necessary, to a date that is not more than five (5) business days after the expiration of such 90-day period. If such Defect of Title is not corrected or remedied to the reasonable satisfaction of the Buyer within such 90-day period, the Buyer shall elect, by written notice to the Sellers within ten (10) days after the expiration of such 90-day period, either (i) to accept title to the Real Estate subject to the uncured Defects of Title, or
(ii) if such uncured Defect of Title constitutes a Material Adverse Effect, to terminate this Agreement in accordance with Section 10.1(e); Buyer's failure to so elect within such time period shall constitute an election to accept title subject to such uncured Defect of Title. Sellers shall have the option to

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provide affirmative title insurance coverage over (which Buyer, at Sellers'
expense, shall assist in attempting to obtain and provided that Sellers are responsible for any increase in cost attributable to such coverage), or to indemnify Buyer pursuant to Section 9.1 against, one or more uncured Defects of Title. Any such indemnification shall be subject to the limitations of
Section 9.1(g)(2) and (3), but shall not be subject to the time limitations of
Section 9.1 (g)(1). Notwithstanding the prior two sentences, Buyer shall not be required to accept an indemnity from Sellers with respect to any Defects of Title.

     (c) The title insurance commitments referred to herein shall be issued by a title insurance company or companies reasonably satisfactory to Buyer, agreeing to issue to Buyer or its designee standard form owner's policies of title insurance with respect to all Real Estate, together with a copy of each document to which reference is made in such commitments. To the extent that title insurance is not available for the Canadian Real Estate, then Buyer shall obtain the equivalent thereof commonly used for commercial transactions in New Brunswick, Canada. Such policies shall be standard ALTA form 1992 owner's policies (or the Canadian equivalent in respect of the Canadian Real Estate) in the full amount of the fair value of the Real Estate allocated respectively to each subject parcel of Real Estate under Section 3.3 hereof, insuring good and marketable title thereto (expressly including all easements and other appurtenances). All policies shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as shall be reasonably acceptable to Buyer and shall contain such endorsements as Buyer shall reasonably request.

     (d) The surveys of the Real Estate shall be prepared in accordance with ALTA/ACSM 1997 standards, or the Canadian equivalent in respect of the Canadian Real Estate, each detailing the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments affecting each such parcel of Real Estate and such other matters as may be reasonably requested by Buyer or the title insurance companies, each containing a surveyor certificate reasonably acceptable to Buyer and the title insurance companies, and each prepared by a registered land surveyor in the jurisdiction where the Real Estate is located reasonably satisfactory to Buyer.

     (e) Sellers and Buyer agree to use the descriptions set forth in the surveys referred to above, once they have been accepted by Buyer, as the deed descriptions for the Real Estate.

     (f) Sellers and Buyer agree that the aggregate out-of-pocket cost of obtaining the title insurance commitments and final policy coverage (and the Canadian equivalent), and the surveys referred to in this Section 7.12 shall be paid half by the Sellers and half by the Buyer and that Sellers and Buyer intend to rely upon such surveys for all matters relating to real property descriptions and the status of title, except as otherwise provided in Section 7.12(b), and that such surveys shall run to the benefit of Sellers and Buyer. Furthermore, Buyer agrees that it shall not pursue the Sellers under their deeds to the Real Estate until it has first obtained whatever it may be owed under its owner's title insurance policies with respect to such claims.

     7.13 Wyman Agreements. MPS agrees that it shall deliver any notices to the Owners (as defined in the Wyman Agreements) required under the Wyman Agreements as a result of the proposed transfer to Buyer or its designee of MPS's interest thereunder.

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
                               ARTICLE VIII

                           CONDITIONS PRECEDENT

     8.1 Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated hereunder shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) No preliminary or permanent injunction or other order or decree by any national, federal, provincial or state court which prevents the consummation of the sale of the Purchased Assets or the assumption of the Assumed Obligations contemplated hereby shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any national, federal, provincial or state government or governmental agency in the United States or Canada which prohibits the consummation of the sale of the Purchased Assets or the assumption of the Assumed Obligations;

     (b) All national, federal, provincial, state, and local government consents and approvals required for the consummation of the sale of the Purchased Assets and the assumption of the Assumed Obligations contemplated hereby, the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals shall have been obtained or become Final Orders (a "Final Order" for all purposes of this Agreement means a final order after all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending) that has not been revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any required waiting period has expired; and as to which all conditions to effectiveness prescribed therein or otherwise by law, regulation or order have been satisfied) and such Final Orders shall not impose materially adverse terms or conditions; and

     (c) All consents and approvals for the consummation of the sale of the Purchased Assets and the assumption of the Assumed Obligations contemplated hereby required under the terms of any note, bond, mortgage, indenture, contract or other agreement (except the Sellers' Agreements) to which the Sellers or any of their subsidiaries, are a party shall have been obtained, other than those which if not obtained, would not, in the aggregate, create a Material Adverse Effect.

     8.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated hereunder shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

     (a) There shall not have occurred and be continuing a Material Adverse Effect;

     (b) The Sellers shall have performed and complied with in all material respects all covenants and agreements contained in this Agreement and the other Closing Documents which are required to be performed and complied with by the Sellers on or prior to the Closing Date, and the representations and warranties of the Sellers set forth in this Agreement and in the other Closing Documents shall be true and correct in all material respects as of the date hereof or

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

thereof, as the case may be, and as of the Closing Date as though made at and as of the Closing Date; provided, however, a failure of this condition shall not constitute a failure for purposes of consummating the Closing unless such failure materially and adversely affects the Purchased Assets, or Buyer's ability to finance the acquisition of the Purchased Assets or to operate the Purchased Assets;

     (c) There shall be no Encumbrances on the Purchased Assets, other than Permitted Encumbrances;

     (d) The Buyer shall have received certificates from authorized officers of the Sellers, dated the Closing Date, to the effect that, to such officers' knowledge, the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied;

     (e) MPS shall have assigned to the Buyer or its designee all of its rights and obligations in the IBEW Agreements as they relate to the Transferred IBEW Employees, to be employed at or in conjunction with the U.S. Assets after the Closing Date;

     (f) MNB shall have assigned to the Buyer or its designee all of its rights and obligations in the IBEW Agreements as they relate to the Transferred IBEW Employees to be employed at or in conjunction with the Canadian Assets after the Closing Date;

     (g) The Buyer shall have received an opinion from Verrill & Dana, LLP, or other counsel reasonably acceptable to Buyer, dated the Closing Date and substantially in the form of Exhibit G-1. As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the State of Maine, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by MPS and appropriate officers and directors of MPS and by public officials;

     (h) The Buyer shall have received an opinion from Clark, Drummie & Company, dated the Closing Date and substantially in the form of Exhibit G-2. As to any matter contained in such opinion which involves the laws of any jurisdiction other than the national laws of Canada or the laws of the Province of New Brunswick, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by the Sellers and appropriate officers and directors of the Sellers and by public officials;

     (i) The Buyer or its designee shall have obtained an interconnection agreement, in form and substance reasonably satisfactory to the Buyer, with New Brunswick Power Company, on or before September 30, 1998, for the benefit of the Tinker Generating Facility and the transmission lines associated therewith, and such agreement shall be in full force and effect;

     (j) The Buyer shall have obtained all Permits and Environmental Permits necessary for the Buyer or its designee to own, operate and maintain the Purchased Assets and to deliver the

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

output thereof to MPS's transmission system at the respective interconnection points specified in the Interconnection Agreements, and to perform its covenants and agreements hereunder and under the other Closing Documents;

     (k) All consents and approvals for the consummation of the sale of the Purchased Assets (including, without limitation, the assignment of the Sellers' rights, benefits, and interests under the Sellers' Agreements to the Buyer or its designee) and the assumption of the Assumed Obligations contemplated hereby required under the terms of any of the Sellers' Agreements shall have been obtained by the Sellers;

     (l) The Buyer shall have received, for delivery to Buyer's lenders, all consents (including, without limitation, consents to the collateral assignment in favor of the Buyer's lenders of the Closing Documents and/or of contracts or agreements included in the Purchased Assets), agreements, certificates, opinions, and other documents or instruments by or on behalf of the Sellers as may have been reasonably requested by the Buyer's lenders in connection with the financing, on a non- or limited recourse basis or otherwise, of Buyer's acquisition of the Purchased Assets hereunder; and

     (m) The Buyer shall have received the certificate or certificates from each applicable taxing authority required pursuant to Section 7.8(a).

     8.3 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

     (a) The Buyer shall have performed in all material respects its covenants and agreements contained in this Agreement and the other Closing Documents which are required to be performed on or prior to the Closing Date;

     (b) The representations and warranties of the Buyer which are set forth in this Agreement and the other Closing Documents shall be true and correct in all material respects as of the date hereof or thereof, as the case may be, and as of the Closing Date as though made at and as of the Closing Date;

     (c) The Sellers shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 8.3(a) and (b) have been satisfied;

     (d)  The Buyer or its designee shall have assumed, as set forth in
Section 7.10, all of the applicable obligations under the IBEW Agreements as they relate to Transferred IBEW Employees to be employed at or in conjunction with the Purchased Assets after the Closing Date;

     (e) The Sellers shall have received an opinion from Foley & Lardner, counsel for the Buyer, dated the Closing Date and substantially in the form of Exhibit H. As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States and the State of Wisconsin, such counsel may rely upon opinions of counsel

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

admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of facts upon certificates furnished by appropriate officers and directors of the Buyer and its subsidiaries and by public officials.

                                ARTICLE IX

                              INDEMNIFICATION

     9.1  Indemnification.

     (a) The Sellers will jointly and severally indemnify, defend and hold harmless the Buyer from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages (including consequential or special damages), obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (each, an "Indemnifiable Loss"), asserted against or suffered by the Buyer relating to, resulting from or arising out of (i) any breach by the Sellers of any covenant or agreement of the Sellers contained in this Agreement or in any of the Closing Documents or the inaccuracy or breach as of the date hereof or thereof, as the case may be, or on the Closing Date of any representation or warranty of the Sellers in this Agreement or in any of the Closing Documents, or (ii) the Excluded Liabilities. Notwithstanding the foregoing, the Sellers shall have no liability hereunder after the Closing Date with respect to the condition of title of the Real Estate, except as set forth in the deeds to the Real Estate delivered to the Buyer at the Closing. Furthermore, Buyer agrees that it shall pursue Sellers under their deeds for the Real Estate only after it has obtained whatever it may be owed under its owner's title insurance policies with respect to such claims.

     (b) The Buyer will indemnify, defend and hold harmless the Sellers from and against any and all Indemnifiable Losses asserted against or suffered by the Sellers relating to, resulting from or arising out of (i) any breach by the Buyer or its designee of any covenant or agreement of the Buyer or its designee contained in this Agreement or in any of the Closing Documents or the inaccuracy or breach as of the date hereof or thereof, as the case may be, or on the Closing Date of any representation or warranty of the Buyer in this Agreement or in any of the Closing Documents, (ii) the Assumed Obligations (including those that are assumed by Buyer's designee), or (iii) any actions of the Observers.

     (c) Any Person entitled to receive indemnification under this Agreement (an "Indemnitee") having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced by any amounts actually and irrevocably recovered by the Indemnitee with respect to such claim or the underlying facts under insurance policies, (i) net of any increase that will occur, or is reasonably likely to occur, in insurance premiums payable by the Indemnitee, whether by retrospective premium adjustments or any other premium increase under the policy or policies under which the claim is made or any other policy,

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

where the increase results directly from filing the insurance claim and (ii) less, dollar for dollar, the amount by which the insurance claim when filed or at any time during the applicable policy period, either singly or in the aggregate with all other claims made under the applicable policy or policies, exceeds the policy coverage limit; provided, however, that this subsection shall apply only if this provision does not constitute an improper waiver of the insurer's rights of subrogation against the Indemnifying Party. Nothing contained in this Section 9.1(c) shall be deemed to create an obligation of any party hereto to maintain any form or level of insurance after the Closing, to name any other party as an additional insured or to obtain approval for any waiver of rights of subrogation.

     (d) The expiration, termination or extinguishment of any representation, warranty, covenant or agreement, or the time within which to make a claim hereunder with respect thereto, shall not affect the parties' obligations under this Section 9.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

     (e)  The rights and remedies of the Sellers and the Buyer under this
Article IX are exclusive and in lieu of any and all other rights and remedies which the Sellers and the Buyer may have under this Agreement or otherwise for monetary relief with respect to (i) any breach or failure to perform any covenant or agreement or representation or warranty set forth in this Agreement or (ii) the Assumed Obligations or the Excluded Liabilities, as the case may be, provided, however, that the foregoing limitation shall not apply to the parties' respective obligations after the Closing Date under the Buy-Back Agreement, the Continuing Site Agreement, the Interconnection Agreements or the Instruments of Assumption.

     (f) Buyer and Sellers each agree that notwithstanding any provisions in this Agreement to the contrary, all parties to this Agreement retain their remedies at law or in equity with respect to willful, knowing or intentional breaches of this Agreement, including a failure to consummate the Closing hereunder when and if required to do so.

     (g) Except for any willful, knowing or intentional breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

          (1) Any claim or action shall be brought under this Article IX for breach of a representation or warranty within two (2) years after the Closing Date. Regardless of the foregoing, however, or any other provision of this Agreement: (A) there shall be no time limitation hereunder on claims or actions brought for breach of any representation or warranty made in or pursuant to Sections 5.1, 5.2, 5.3, 6.1, 6.2 or 6.3; (B) a claim or action brought for breach of any representation or warranty made in or pursuant to Section 5.11 hereof must be brought within five (5) years after the Closing Date; (C) any claim or action brought for breach of any representation or warranty made in or pursuant to Section 5.19 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal, state and foreign laws relating thereto (as such period may be extended by waiver) and (D) there shall be no time limitation

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     hereunder for claims against Sellers under the deeds to the Real Estate or with respect to any indemnity given by the Sellers to cure a Title Defect pursuant to Section 7.12;

          (2) An Indemnitee shall not be entitled to indemnification under this Article IX for breach of a representation or warranty unless the aggregate of the Indemnifying Party's indemnification obligations to the Indemnitee pursuant to this Article IX (but for this Section 9.1(g)(2)) exceeds $100,000; but in such event, the Indemnified Party shall be entitled to indemnification for amounts in excess thereof; and

          (3) An Indemnifying Party's aggregate indemnification obligations under this Article IX for breach of a representation or warranty shall not exceed $3,000,000.

     9.2  Defense of Claims.

     (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than sixty (60) days after receipt of notice thereof. Such notice shall specify this Section of this Agreement, describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense.

     (b) If within thirty (30) days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnifying Party fails to defend a Third Party Claim actively and in good faith within a reasonable period of time after receipt of written notice from the Indemnitee to such effect, specifying that the Indemnitee intends to invoke its rights under this Section, the Indemnitee may assume the defense of such claim, or compromise or settle such claim, for the account and risk of the Indemnifying Party, and the Indemnifying Party will be bound by all such actions of the Indemnitee and liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice,

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the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

     (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than sixty (60) days after the Indemnitee becomes aware of such claim, stating the nature of such claim in reasonable detail, specifying this Section of this Agreement and indicating the estimated amount, if practicable, and the Indemnifying Party will have a period of thirty (30) days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) day period, the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

     (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and
(ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party. Nothing in this Section 9.2(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

     (e) A failure to give timely notice as provided in this Section 9.2 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.

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                                ARTICLE X
                        TERMINATION AND ABANDONMENT

     10.1 Termination.

     (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Sellers and the Buyer.

     (b) This Agreement may be terminated by the Sellers or the Buyer if the Closing contemplated hereby shall have not occurred on or before the first anniversary of the date of this Agreement (the "Termination Date"); provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and provided, further, that if on the first anniversary of the date of this Agreement the conditions to the Closing set forth in Section 8.1(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be the day which is eighteen months from the date of this Agreement.

     (c) This Agreement may be terminated by either the Sellers or the Buyer if (i) any governmental or regulatory body, the consent of which is a condition to the obligations of the Sellers and the Buyer to consummate the Closing, shall have determined not to grant its or their consent and all appeals of such determination shall have been taken and have been unsuccessful, (ii) one or more courts of competent jurisdiction in the United States or Canada or any state or province shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable or (iii) any statute, rule or regulation shall have been enacted by any state or province or federal government or governmental agency in the United States or Canada which prohibits the consummation of the Closing.

     (d) This Agreement may be terminated by the Sellers if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Sellers to effect the Closing impossible and such violation or breach has not been waived by the Sellers.

     (e) This Agreement may be terminated by the Buyer if there has been a material violation or breach by either Seller of any agreement, representation or warranty contained in this Agreement or in any of the other Closing Documents which has rendered the satisfaction of any condition to the obligations of the Buyer to effect the Closing impossible and such violation or breach has not been waived by the Buyer in writing.

     (f) This Agreement may be terminated by either of the Sellers or the Buyer in accordance with the provisions of Section 7.11(b) or (c).

     10.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the

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parties pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

     (a) Said termination shall be the sole remedy of the parties hereto with respect to breaches of any agreement, representation or warranty contained in this Agreement and none of the parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers or Affiliates, as the case may be, pursuant to this Agreement, except in each case as stated in this Section 10.2 and in Sections 7.2(b), 7.3 and 7.7; and

     (b) All filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.

                                ARTICLE XI

                         MISCELLANEOUS PROVISIONS

     11.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Sellers and the Buyer.

     11.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received if delivered personally or by facsimile transmission or mailed by overnight courier or by registered or certified U.S. mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

     (a)  If to the Sellers, to:

          Maine Public Service Company
          209 State Street
          P.O. Box 1209
          Presque Isle, Maine 04769
          Facsimile:  (207) 764-6586
          Attention:  Frederick C. Bustard

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          with a copy to:

          Verrill & Dana, LLP
          One Portland Square
          Portland, ME 04112
          Facsimile:  (207) 744-7499
          Attention:  Mark K. Googins, Esq.

     (b)  if to the Buyer, to:

          WPS Power Development, Inc.
          677 Baeten Road
          Green Bay, Wisconsin 54304
          Facsimile:  (920) 490-5999
          Attention:  Gerald L. Mroczkowski

          with a copy to:

          Foley & Lardner
          777 East Wisconsin Avenue
          Milwaukee, Wisconsin  53202
          Facsimile:  (414) 297-4900
          Attention:  Edward J. Hammond, Esq.

     11.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder; except, however, notwithstanding the foregoing, and in addition to (but without limitation of) Sellers' agreements and covenants set forth in Section 7.6(d) hereof, the Sellers agree that this Agreement, and each of the other Closing Documents, may be collaterally assigned at any time without the Sellers' consent in favor of the Buyer's lenders as security in connection with the financing, on a non- or limited recourse basis or otherwise, of Buyer's acquisition of the Purchased Assets hereunder. Notwithstanding the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Sellers (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan, program or arrangement except as expressly provided for thereunder. To the extent that a Buyer's designee is the party that is involved with any of the Purchased Assets after the Closing Date, then any obligations of Buyer hereunder for the period after the Closing Date shall also be an obligation of such designee.

     11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine (regardless of the laws that might otherwise

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govern under applicable Maine principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.7 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     11.8 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     11.9 Entire Agreement. This Agreement, the Confidentiality Agreement, the Buy-Back Agreement, the Continuing Site Agreement, the Interconnection Agreements, the Instruments of Assumption, the other Closing Documents, and the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to the Buyer pursuant to the terms of the Confidentiality Agreement (including the Offering Memorandum, dated September, 1997, and the Bidder's Questions and Updated Document Index letter dated December 29, 1997, previously made available to the Buyer by the Sellers). This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions other than the Confidentiality Agreement.

       [the remainder of this page is intentionally blank]

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     IN WITNESS WHEREOF, the Sellers and the Buyer have caused
this agreement to be signed by their respective duly authorized officers as of the date first above written.

                              MAINE PUBLIC SERVICE COMPANY




                              By: /s/ Paul R. Cariani
                                 Name: Paul R. Cariani
                                 Title: President

                              MAINE AND NEW BRUNSWICK
                              ELECTRICAL POWER COMPANY,
                              LIMITED




                              By: /s/ Paul R. Cariani
                                 Name:  Paul R. Cariani
                                 Title: President

                              WPS POWER DEVELOPMENT, INC.




                              By: /s/ Gerald L. Mroczkowski
                                 Name:  Gerald L. Mroczkowski
                                 Title:  Vice President

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